UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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PIONEER ENERGY SERVICES CORP.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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Notice of 2018 Annual Meeting of Shareholders

PIONEER

PIONEER ENERGY SERVICES CORP.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209

April 17, 2018
Dear Fellow Shareholder:
On behalf of the Board, we invite you to attend the 2018 Annual Meeting of Shareholders of Pioneer Energy Services Corp. ("Pioneer"). We will hold the meeting at 1:00 p.m., Central Time, on Thursday, May 17, 2018, at the Petroleum Club of San Antonio, 7th Floor of the Energy Plaza Building, 8620 N. New Braunfels Street, San Antonio, Texas 78217.
We feel it is important to provide you with information about Pioneer in a way that is easy to understand. On the following pages you will find the Notice of Annual Meeting of Shareholders and Proxy Statement explaining the matters to be addressed at our annual meeting. We have included a Proxy Summary, immediately following the table of contents, which highlights certain information contained elsewhere in the proxy statement.
We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote either by Internet or by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.
Thank you for your interest in Pioneer Energy Services Corp.
Sincerely,

Dean A. Burkhardt	Wm. Stacy Locke
Chairman	President and Chief Executive Officer

PIONEER ENERGY SERVICES CORP.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
Notice of Annual Meeting of Shareholders
Thursday, May 17, 2018
1:00 p.m., Central Time
Petroleum Club of San Antonio, 7th Floor of the Energy Plaza Building, 8620 N. New Braunfels Street, San Antonio, Texas 78217
To the Shareholders of Pioneer Energy Services Corp.:
The 2018 Annual Meeting of Shareholders of Pioneer Energy Services Corp. will be held on Thursday, May 17, 2018, at 1:00 p.m., Central Time, at the Petroleum Club of San Antonio, 7th Floor of the Energy Plaza Building, 8620 N. New Braunfels Street, San Antonio, Texas 78217. At the meeting, we will ask you to consider and take action on the following:

(1)
elect Wm. Stacy Locke and C. John Thompson, who have been nominated by the Board, as Class II directors of the Board of Pioneer Energy Services Corp., to serve until our 2021 Annual Meeting of Shareholders or until their successors have been duly elected and qualified (Proposal 1);

(2)	conduct an advisory vote to approve the compensation of the named executive officers (Proposal 2);

(3)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3); and

(4)	transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.
This notice and the attached proxy statement are first being mailed to our shareholders on or about April 17, 2018. Our Board has set the close of business on March 19, 2018, as the record date for determining shareholders entitled to receive notice of and vote at the annual meeting. A list of all shareholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. This list will also be available at the meeting.
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on Thursday, May 17, 2018. The proxy statement, the 2017 annual report to shareholders and any other additional soliciting materials are available at www.pioneerproxy.com.
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to assure a quorum, please vote by Internet or sign, date and return the enclosed proxy card, whether or not you plan to attend the meeting.

San Antonio, Texas	By Order of the Board
April 17, 2018
Bryce T. Seki
Vice President, General Counsel, Secretary and Compliance Officer

Table of Contents

PROXY SUMMARY			5

PARTICIPATE IN THE FUTURE OF PIONEER ENERGY SERVICES CAST YOUR VOTE RIGHT AWAY			10

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING			11

PROPOSAL 1 ELECTION OF DIRECTORS	13
		2018 COMPENSATION ACTIONS	47
INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD
	19	COMPENSATION COMMITTEE REPORT	48
Director Meetings	19
Independent Chairman of the Board	19	EXECUTIVE COMPENSATION	49
Independent Committees of the Board	20	2017 Summary Compensation Table	49
Director Resignation Policy	20	2017 Grants of Plan-Based Awards	51
Director Recommendations from Shareholders	21	2017 Outstanding Equity Awards at Fiscal Year End	52
Code of Business Conduct and Ethics and Corporate Governance Guidelines		2017 Option Exercises and Stock Vested	53
	21	2017 Nonqualified Deferred Compensation	54
Board’s Role in Risk Oversight	22
Risk – Related Compensation Policies and Practices	22	POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL
Communications with the Board	22		55
Director Compensation	23	Key Executive Severance Plan	55
Stock Ownership Requirements	25	Potential Payments upon Termination or Change in Control	58
Compensation Committee Interlocks and Insider Participation	25

Certain Relationships and Related Transactions	25	CEO PAY RATIO	62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		REPORT OF THE AUDIT COMMITTEE	63
	26
Section 16(a) Beneficial Ownership Reporting Compliance		PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
	27		64

EXECUTIVE OFFICERS	28	PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION DISCUSSION AND ANALYSIS
	29		66
Executive Summary	29
Shareholder Advisory Vote on Executive Compensation	32	OTHER INFORMATION	67
Our Compensation Philosophy	32
The Role of the Compensation Committee	33
The Role of Management	34
The Role of the Compensation Consultant	34
The Role of Competitive Pay Analysis	35
The Role of Team Performance	36
The 2017 Executive Compensation Program in Detail	36

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    4

PROXY SUMMARY

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this proxy statement.
Eligibility to Vote (page 11)
You can vote if you were a shareholder as of the close of business on March 19, 2018.
How to Cast Your Vote (page 11)
You can vote by any of the following methods:

•	Internet (proxyvote.com) through May 16, 2018;

•	Completing, signing and returning your proxy or voting instruction card before May 7, 2018; or

•
In person, at the annual meeting. If your shares are held in the name of a broker, nominee or other intermediary, you must bring with you to the meeting proof of ownership and the legal proxy card you received from your intermediary.

Business Highlights (page 29)
Some key highlights of our 2017 performance include the following:

Capitalized on market recovery and drove improved profitability across all business lines:
•	Consolidated gross margin increased by 58%, Adjusted EBITDA increased by 250%, and net loss reduced by 41%, as compared to 2016.
•	Achieved 100% utilization of our domestic AC rig fleet and industry-leading margins per day.
•	Grew utilization of our Colombia fleet from zero to six rigs working with four new clients and a seventh rig preparing to mobilize for work in 2018.
•	Revenues from production services grew 75%, as compared to 2016, with improvements in all business lines.
Continued to excel in safety:
•	Our 2017 lost time incident rate is the lowest in company history, for the fourth consecutive year.
•	Achieved a Total Recordable Incident Rate in 2017 of less than 1.0, better than industry average by approximately 30%.
Improved liquidity and financial flexibility:
•
Entered into a new $175 million term loan and $75 million asset-based lending facility in November 2017, with approximately $60 million of net proceeds remaining available after the repayment and retirement of our previous revolving credit facility.

•	Current financing provides improved liquidity, less restrictive covenants and extended debt maturities.
Strategically upgraded and expanded fleets:
•	Completed trade in of 20 older well servicing rigs for 20 new-model rigs and purchased four new completion-oriented wireline units.
•	Expanded our coiled tubing and well servicing operations into the Rocky Mountain region, and expanded our wireline operations to West Texas.
•	Ordered three additional new wireline units and one new larger diameter coiled tubing unit for delivery in 2018.
Results of 2017 Say on Pay (page 30)
At our 2017 Annual Meeting of Shareholders, the advisory vote on our executive compensation ("say on pay") received the support of 99% of the votes cast. The Board is extremely pleased with this result, and has continued its efforts to continually improve our executive compensation program, listen to shareholders, and focus on performance-based compensation.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    5

PROXY SUMMARY

Board Nominees (pages 13-15)

Name	Age	Director since	Experience/Qualification		Independent	Committee Memberships
Wm. Stacy Locke	62	1995	•	Over 35 years of industry experience	No	• None
			•	Over 20 years of experience at Pioneer
			•	Mr. Locke’s varied work experience from geology to investment banking and multiple management roles has provided him with a wide skill set that uniquely benefits Pioneer
C. John Thompson	65	2001	•	Over 35 years of experience in the energy capital business	Yes	• Audit Committee • Compensation Committee • Nominating and Governance Committee
			•	One of Pioneer’s longest-serving non-executive directors
			•	Deep institutional knowledge with experience as an executive in the oil and gas industry
Governance of the Company (pages 19-25)

•	Director Meetings	•	Risk – Related Compensation Policies and Practices
•	Independent Chairman of the Board	•	Communications with the Board
•	Independent Committees of the Board	•	Director Compensation
•	Director Resignation Policy	•	Stock Ownership Requirements
•	Director Recommendations from Shareholders	•	Compensation Committee Interlocks and Insider Participation
•	Code of Business Conduct and Ethics and Corporate Governance Guidelines	•	Certain Relationships and Related Transactions

•	Board’s Role in Risk Oversight
Executive Officers (page 28)

Name	Age	Position	Joined Pioneer	Experience
Wm. Stacy Locke	62	President, Chief Executive Officer and Director	1995
Mr. Locke has over 35 years of industry and management experience. He has served as our President since May 1995. Prior to joining Pioneer, Mr. Locke worked in investment banking for seven years, and as a geologist for seven years, and is a graduate of Southern Methodist University.

Lorne E. Phillips	47	Executive Vice President and Chief Financial Officer	2009
Prior to joining Pioneer, Mr. Phillips worked for 10 years at Cameron International Corporation in several senior financial roles as well as in business development, marketing, and mergers and acquisitions. Before joining Cameron, Mr. Phillips worked in investment banking and private equity and is a graduate of Harvard Business School.

Carlos R. Peña	51	Executive Vice President and President of Wireline and Coiled Tubing Services	2008
Since joining Pioneer as our General Counsel, Mr. Peña has been involved in a wide number of industry related projects, including the oversight of our compliance and safety resources. Prior to joining Pioneer, Mr. Peña worked for over 15 years providing corporate and securities counsel after receiving his Juris Doctor degree from the University of Texas School of Law.

Brian L. Tucker	44	Executive Vice President and President of Drilling and Well Servicing	2012
Mr. Tucker has over 10 years of industry experience. Prior to joining Pioneer, Mr. Tucker served as a Vice President of Helmerich and Payne, prior to which he served as an operation manager of the company. Mr. Tucker also served eight years as an officer in the U.S. Army and is a graduate of the U.S. Military Academy at West Point.

Joe P. Freeman	69	Senior Vice President of Well Servicing Segment	2008
Mr. Freeman has over 25 years of industry experience. Prior to joining Pioneer, Mr. Freeman served as Vice President of the well servicing division of WEDGE Oil and Gas Services, Gulf Coast Division Manager of Key Energy Services, and independent entrepreneur and owner of JPF Well Service until it was sold to Key Energy Services in 1998. Mr. Freeman is a graduate of the University of Texas.

Bryce T. Seki	41	Vice President, General Counsel, Secretary and Compliance Officer	2011
Mr. Seki has served as in-house corporate counsel since 2011 before being promoted to his current position as Vice President, General Counsel, Secretary and Compliance Officer in January 2018. Prior to joining Pioneer, Mr. Seki was an associate attorney at Fulbright & Jaworski L.L.P (now known as Norton Rose Fulbright) and is a graduate of the University of Notre Dame.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    6

PROXY SUMMARY

Executive Compensation (pages 29-46)
Our Compensation Philosophy (page 32)
The Compensation Committee aims to design our executive compensation program with goals and objectives to:

•	Provide a compensation structure that is consistent with competitive pay practices and pay levels with respect to industry peers;	•	Encourage the attainment of strategic business objectives with pay-for-performance principles; and
•	Attract, motivate and retain executives necessary for our success;	•	Reward executives for building shareholder value.

WHAT WE DO		WHAT WE DON’T DO
☑	A significant portion of our executive pay is performance-linked	☒	No personal aircraft
☑	Apply shareholder aligned performance objectives for our executives	☒	No re-pricing of underwater stock options
☑	Use an independent compensation consultant	☒	No country club memberships for personal use
☑	Evaluate our executive compensation against our industry peers	☒	No tax gross ups for anyone becoming a participant in our Key Employee Severance Plan after March 2011
☑	Apply share ownership guidelines for named executive officers and directors	☒	No hedging of Company securities or pledging of Company securities as collateral for a loan
☑	Adhere to a claw-back policy
☑
Consider risk in our executive compensation program:
• A significant portion of our executive compensation is tied to long-term performance
• We use diversified performance metrics, including TSR, EBITDA ROCE, EBITDA, EPS, safety, etc.
• We use diversified plans through which relative performance is measured against our own budgeted goals and against the performance of our peers

The 2017 Executive Compensation Program in Detail (page 36)

TOTAL DIRECT COMPENSATION
ANNUAL COMPENSATION
BASE SALARY
PERFORMANCE-BASED ANNUAL CASH INCENTIVE
LONG-TERM INCENTIVE (LTI) COMPENSATION
PERFORMANCE-LINKED LONG-TERM EQUITY AWARDS
LONG-TERM CASH INCENTIVE

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    7

PROXY SUMMARY

2017 Executive Total Compensation Mix (page 31)
We believe that our 2017 executive compensation program is competitive and strongly aligned with pay-for-performance principles. Consistent with prior practice, in 2017 the Compensation Committee emphasized compensation opportunities that reward our named executive officers when they deliver financial and operational results.
A significant percentage of the 2017 target compensation for our named executive officers was performance-linked, as the following graphs illustrate:

PIONEER NAMED EXECUTIVE OFFICERS
2017 TOTAL COMPENSATION MIX

CEO MIX
20%
LTCI
17%
Base Salary
63% Performance-Linked
66% LTI
17%
ACI
33%
PRSU
13%
Stock Options
OTHER NEO MIX (AVERAGE)
16%
LTCI
29%
Base Salary
55% Performance-Linked
50% LTI
25%
PRSU
9%
Stock Options
21%
ACI
Annual Compensation
Base Salary
ACI - Target Annual Cash Incentive Award
Target Long-Term Incentives (LTI)
Stock Options
PRSU - Target Performance-Based RSUs
LTCI - Long-Term Cash Incentive Award*

Sixty-three percent of our Chief Executive Officer's target direct compensation is performance-linked, including:

▪	Annual Cash Incentive Awards. The annual cash incentive award is based on operational, financial and team performance.

▪	Stock Options. The value of these awards is tied directly to the Company’s stock price and thus is closely correlated with our shareholders’ interests.

▪
Performance-Based Restricted Stock Unit Awards. The performance-based RSUs are earned based on our relative performance versus a pre-defined group of 11 peer companies over the three-year performance period in each of the following three metrics: total shareholder return, EBITDA growth and EBITDA ROCE.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    8

PROXY SUMMARY

2017 Executive Compensation Summary (page 49)

Name and Principal Position	Year	Salary	Bonus	Option Awards	Stock Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
Wm. Stacy Locke, Director, President and Chief Executive Officer	2017	$744,423	$511,400	$576,028	$1,643,705	$949,221	—	$12,871	$4,437,648
	2016	$715,000	$225,400	$301,957	$573,075	$470,699	—	$2,173	$2,288,304
	2015	$715,000	—	$324,576	$1,963,060	$284,231	—	$27,302	$3,314,169
Lorne E. Phillips, Executive Vice President and Chief Financial Officer	2017	$394,615	$182,880	$158,661	$452,741	$377,439	—	$11,432	$1,577,768
	2016	$375,000	$82,880	$105,579	$200,378	$146,560	—	$696	$911,093
	2015	$375,000	—	$119,347	$239,785	$89,444	—	$25,696	$849,272
Carlos R. Peña, Executive Vice President and President of Wireline and Coiled Tubing Services	2017	$374,423	$153,513	$151,588	$432,557	$358,268	—	$11,432	$1,481,781
	2016	$345,000	$68,413	$89,848	$170,520	$134,834	—	$696	$809,311
	2015	$345,000	—	$98,515	$197,936	$82,288	—	$25,696	$749,435
Brian L. Tucker, Executive Vice President and President of Drilling and Well Servicing	2017	$374,327	$139,083	$151,588	$432,557	$358,242	—	$11,432	$1,467,229
	2016	$340,000	$55,216	$88,546	$168,048	$132,880	—	$696	$785,386
	2015	$340,000	$58,333	$79,512	$159,754	$101,217	—	$26,246	$765,062
Joe P. Freeman, Senior Vice President of Well Servicing Segment	2017	$320,385	$147,215	—	$184,560	$150,317	—	$25,541	$828,018
	2016	$320,000	$131,665	—	$85,493	$125,563	—	$14,821	$677,542
	2015	$320,000	$138,635	—	$73,451	$76,109	—	$25,421	$633,616
Auditors (page 66)
As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
Voting matters (page 10)

		Board Recommendation	More Information
PROPOSAL 1	Election of Wm. Stacy Locke and C. John Thompson as Class II directors	FOR	Page	13
PROPOSAL 2	Approval, on an advisory basis, of the compensation paid to our named executive officers	FOR	Page	64
PROPOSAL 3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	FOR	Page	66

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    9

PARTICIPATE IN THE FUTURE OF PIONEER ENERGY SERVICES CORP.
CAST YOUR VOTE RIGHT AWAY
It is very important that you vote to play a part in the future of Pioneer Energy Services Corp. NYSE rules require that if your shares are held through a broker, bank or other nominee, these nominees cannot vote on your behalf on non-discretionary matters without your voting instructions.
Please cast your vote right away on all of the proposals listed below to ensure that your shares are represented.
Proposals which require your vote

		More Information		Board Recommendation	Abstentions	Broker Non-Votes	Votes Required for Approval
PROPOSAL 1	Election of Wm. Stacy Locke and C. John Thompson as Class II directors	Page	13	FOR	No effect	No effect	Plurality (subject to the Director Resignation Policy)
PROPOSAL 2	Approval, on an advisory basis, of the compensation paid to our named executive officers	Page	64	FOR	Vote against	No effect	Majority
PROPOSAL 3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	Page	66	FOR	Vote against	N/A	Majority
Vote right away

Even if you plan to attend our Annual Meeting in person, please read this Proxy Statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

By Internet using your computer	By mailing your proxy card

Visit 24/7 proxyvote.com	Cast your ballot, sign your proxy card and send by freepost
Visit our Annual Meeting website

Visit 24/7 pioneerproxy.com	• Review and download interactive versions of this Proxy Statement and our Annual Report
Attend our 2018 Annual Meeting of Shareholders

Date:	May 17, 2018
Time:	1:00 p.m. (Central Time)
Location:	Petroleum Club of San Antonio
7th Floor of the Energy Plaza Building 8620 N. New Braunfels Street San Antonio, TX 78217

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    10

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	When and where is the annual meeting of shareholders?

A:
The 2018 Annual Meeting of Shareholders of Pioneer Energy Services Corp. will be held on Thursday, May 17, 2018, at 1:00 p.m., Central Time, at the Petroleum Club of San Antonio, 7th Floor of the Energy Plaza Building, 8620 N. New Braunfels Street, San Antonio, Texas 78217.

Q:	Who is soliciting my proxy?

A:	Pioneer is soliciting your proxy on behalf of its Board.

Q:	What am I being asked to vote on?

A:	We are asking you to take action on the following:

•
to elect Wm. Stacy Locke and C. John Thompson, who have been nominated by the Board, as Class II directors of the Board of Pioneer Energy Services Corp., to serve until our 2021 Annual Meeting of Shareholders or until their successors have been duly elected and qualified;

•	to conduct an advisory vote to approve the compensation of the named executive officers;

•	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	to transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Q:	Who may vote?

A:
All holders of the Company's stock as of the close of business on March 19, 2018, the record date, are entitled to vote. Shareholders are entitled to one vote per share of common stock held. As of March 19, 2018, there were 77,795,934 shares of our common stock outstanding.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with the Company’s registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a shareholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

Q:	Who may attend the meeting?

A:	All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. You will need to bring a photo ID to gain admission to the annual meeting.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote in three ways:

•	you may come to the annual meeting and cast your vote in person;

•	you may vote online by visiting proxyvote.com; or

•
you may vote by completing, signing and returning the enclosed proxy card. If you return a completed and signed proxy card, the persons named on the card will vote your shares in the manner you indicate.

If you are a beneficial owner of shares, your broker, bank or other intermediary will advise you on the methods of voting your shares. Your intermediary has enclosed with this Proxy Statement a voting instruction card for you to use in directing the intermediary on how to vote your shares. The instructions from your intermediary will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

Q:	How can I vote at the annual meeting if I am a beneficial owner?

A.
If you are the beneficial owner of shares, you may only vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other intermediary (the stockholder of record) giving you the right to vote the shares at the annual meeting, complete such legal proxy, and present it at the annual meeting.

Q:	When did Pioneer first distribute this proxy statement and the accompanying form of proxy to its shareholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our shareholders on or about April 17, 2018.

Q:	What happens if I am a shareholder of record and do not indicate how I wish to vote on one or more of the proposals?

A:
If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares as follows: FOR election of the director nominees (Proposal 1); FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (Proposal 2); and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3). We are not aware of any other matters that may properly come before the annual meeting. If other matters are properly brought before the annual meeting, the proxy holders will vote your shares in accordance with their discretion.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    11

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	What happens if I am a beneficial owner of shares and do not indicate how I wish to vote on one or more of the proposals?

A:
As a beneficial owner of shares, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker, bank or other intermediary by the deadline provided in the materials you receive from your broker, bank or other intermediary. If you do not provide voting instructions to your broker, bank or intermediary, whether your shares can be voted by such person depends on the type of items being considered for vote.

•
Non-Discretionary Items. The election of directors and the advisory vote to approve executive compensation are non-discretionary items and may not be voted on by brokers, banks or other intermediaries who have not received specific voting instructions from the beneficial owners (i.e., referred to as a broker non-vote).

•
Discretionary Items. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 is a discretionary item. Generally, brokers, banks and intermediaries that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Q:	What if I vote by proxy and then change my mind?

A:	If you are a shareholder of record, you can revoke your proxy at any time prior to the vote at the annual meeting by:

•	timely providing written notice of the revocation of your proxy to our Corporate Secretary at our principal executive offices at the mailing address indicated below;

•	timely delivering a properly executed proxy dated after the date of the proxy you want to revoke;

•	timely submitting a later-dated vote via the Internet (which automatically revokes the earlier proxy); or

•	attending the annual meeting and casting your vote in person.
If you are a beneficial owner of shares, you may revoke your proxy by:

•	timely submitting new voting instructions to your broker, bank or other intermediary in accordance with their voting instructions; or

•
if you have obtained a legal proxy from your intermediary giving you the right to vote your shares, by attending the annual meeting, presenting the completed legal proxy to the Company, and voting in person.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

Q:	What constitutes a quorum?

A:
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of capital stock of Pioneer entitled to vote at the meeting constitutes a quorum. We need a quorum of shareholders to hold a valid annual meeting. If you properly sign and return your proxy card, you will be considered part of the quorum.

We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, a majority in interest of those present or represented at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until a quorum is present or represented.

Q:    What vote is required for each of the proposals being considered at the annual meeting?

A:
Election of Directors. The directors will be elected by a plurality of the votes cast at the annual meeting, subject to the Board’s policy regarding resignations for directors who do not receive a majority of “FOR” votes (the “Director Resignation Policy”). This means that the nominees receiving the highest number of votes "for" such election are elected as directors. Abstentions and broker non-votes will not have any effect on the vote for the director nominees.

Under the Director Resignation Policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five business days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board. For further information on this policy, see the section titled “Information Concerning Meetings and Committees of the Board–Director Resignation Policy” below.
Advisory Vote on Executive Compensation. The advisory vote to approve executive compensation requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on, and that voted for or against or expressly abstained with respect to, this proposal. An abstention will have the effect of a vote against this proposal and a broker non-vote will not have any effect on the vote of this proposal.
Ratification of KPMG LLP as our Independent Registered Public Accounting Firm. The ratification of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on, and that voted for or against or expressly abstained with respect to, this proposal. An abstention will have the effect of a vote against this proposal.

Q:	Who will count the votes?

A:	We have retained Broadridge Financial Solutions, Inc. to tabulate the votes.

Q:	What shares are included on the proxy card?

A:
The shares listed on your proxy card represent all the shares of our common stock held in your name (as distinguished from shares held by a broker intermediary, bank or other intermediary). You will receive a separate proxy card from your intermediary if your intermediary holds shares for you.

Q:	What does it mean if I receive more than one proxy card?

A:
It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:	What is Pioneer’s mailing address?

A:	Our mailing address is Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    12

Proposal 1	Election of Directors
Our Board currently consists of five directors. The Board has determined that all of the directors are independent directors, as defined by the rules of the NYSE, other than Mr. Locke who, as our President and Chief Executive Officer, is an employee of Pioneer. There are no family relationships of first cousin or closer among our directors or officer by blood, marriage or adoption. Our Board is divided into three separate classes (Class I, Class II and Class III) with staggered terms. The current term of office for our Class II directors will expire at the annual meeting.
Our Board has nominated Wm. Stacy Locke and C. John Thompson, who currently serve on the Board, as the director nominees for election as Class II directors at the annual meeting. Messrs. Locke and Thompson have each served as our director since 1995 and 2001, respectively.
Each director nominee has consented to be named as a director nominee in this proxy statement and has agreed to serve as a director if elected. If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the annual meeting.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    13

PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTOR NOMINEES

Wm. Stacy Locke
Class II Director Nominee for Election to a Term Expiring at the 2021 Annual Meeting		Acquired expertise of particular relevance to Pioneer:
President, Chief Executive Officer and Director since:	1995	•	Over 35 years of industry experience

		•	Over 20 years of experience at Pioneer
Age:	62
		•	Mr. Locke’s varied work experience from geology to investment banking and multiple management roles has provided him with a wide skill set that uniquely benefits Pioneer

Professional Experience

Firm	Pioneer Energy Services Corp.	Arneson, Kercheville, Ehrenberg & Associates	Chemical Banking Corporation	Valero Energy Corporation, Huffco Petroleum Corporation, Tesoro Petroleum Corporation
Date	1995-Present	1993-1995	1988-1992	1979-1986
Positions Held	Currently President & CEO	Investment Banker	Investment Banker	Geologist

Education

•	Bachelor’s Degree in Geology from University of California Santa Barbara

•	Master Business Administration Degree from the Southern Methodist University
Other Relevant Qualifications and Experience

•
Wm. Stacy Locke has served as one of our directors as well as President of the Company since May 1995, when he joined Pioneer. In December 2003, Mr. Locke was appointed Chief Executive Officer. In addition to his continuous role as President, Mr. Locke has also served as our Chief Financial Officer and Chief Operating Officer. Prior to joining Pioneer, Mr. Locke was in investment banking with Arneson, Kercheville, Ehrenberg & Associates from 1993 to 1995 and Chemical Banking Corporation from 1988 to 1992. Mr. Locke worked for Tesoro Petroleum Corporation, Valero Energy Corporation and Huffco Petroleum Corporation as a geologist from 1979 to 1986. Mr. Locke received a Bachelor’s Degree in geology from the University of California Santa Barbara and a Master of Business Administration Degree from Southern Methodist University. Mr. Locke has obtained a certificate as a Board Governance Fellow from the National Association of Corporate Directors.
•
Mr. Locke’s over 20 years of experience at Pioneer, including his service as Chief Executive Officer for eleven years, gives him unique knowledge of the opportunities and challenges associated with our business. Mr. Locke’s familiarity with all aspects of Pioneer’s business and his historical understanding of its operations, combined with his understanding of the oil and gas industry, geology and investment banking makes him uniquely qualified to advise the Board of Directors and to lead Pioneer as Chief Executive Officer. Mr. Locke also currently serves as a board member of the nonprofit organization, Good Samaritan Community Services, and in the past, served as a board member of the privately-held Omni Water Solutions, Inc. and the nonprofit organization, Any Baby Can.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    14

PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTOR NOMINEES, CONTINUED

C. John Thompson
Class II Director Nominee for Election to a Term Expiring at the 2021 Annual Meeting		Acquired expertise of particular relevance to Pioneer:
Director since:	2001	•	Over 35 years of experience in the energy capital business
Age:	65
		•	One of Pioneer’s longest-serving non-executive directors
Currently serving as:	- Member of the Audit Committee - Member of the Compensation Committee - Member of the Nominating and Corporate Governance Committee
		•	Deep institutional knowledge with experience as an executive in the oil and gas industry
Professional Experience

Firm	Ventana Capital Advisors, Inc.	Enron	Sagestone Capital Partners	InterFirst Bank
Date	2004-Present	1990-1997; 2000-2001	1997-2000	1979-1987
Positions Held	President and CEO	Vice President	Co-Founder; Managing Partner	Senior Vice President

Education

•	Bachelor’s Degree in Business Administration from Texas Tech University

•	Master’s Degree in Business Administration from the University of Texas at Austin
Other Relevant Qualifications and Experience

•
C. John Thompson has served as one of our directors since May 2001. Mr. Thompson currently serves as President and Chief Executive Officer of Ventana Capital Advisors, Inc., a capital advisory company he founded in June 2004. He also serves as an executive officer of Siempre Energy, LLC, a small, privately held company, which filed for Chapter 11 bankruptcy protection in November 2017. Mr. Thompson has over 35 years of experience in the energy capital business. Mr. Thompson has worked as a business consultant, in the energy capital business with Enron, in the investment banking services business with a company he co-founded, Sagestone Capital Partners, and as the manager of the energy commercial banking business with InterFirst Bank in Houston.
•
As Pioneer’s longest-serving non-executive director, Mr. Thompson brings an important institutional knowledge to the Board. His work as an executive in the oil and gas industry, and his experience in the energy capital business including more than ten years in energy commercial banking, provides him with insights relating to many of the same issues facing our business, including capital markets, operational, regulatory, industry, technological, and financial. Mr. Thompson also serves as a member of the Audit Committee and qualifies as an “audit committee financial expert.” Mr. Thompson holds a Bachelor’s Degree in Business Administration with a major in finance from Texas Tech University and a Master’s Degree in Business Administration with an emphasis in finance and accounting from the University of Texas at Austin, which enables him to provide guidance to the Board on finance, accounting-related and capital structure matters. Mr. Thompson’s experience as founder of a capital advisory company and as a consultant provides the Board with a unique perspective into different industries and an understanding of various capital strategies.

Our Board unanimously recommends a vote “FOR” the election of Wm. Stacy Locke and C. John Thompson as Class II Directors.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    15

PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTOR WITH A TERM EXPIRING IN 2019

J. Michael Rauh
Class III Director Whose Term Expires at the 2019 Annual Meeting		Acquired expertise of particular relevance to Pioneer:
Director since:	2008	•	Financial and accounting expertise
Age:	68
		•	Experienced with Sarbanes-Oxley 404 compliance
Currently serving as:	- Chairman of the Audit Committee - Member of the Compensation Committee - Member of the Nominating and Corporate Governance Committee
		•
Over 25 years of experience in various financial capacities including several financial positions at a global oil and gas company and another 8 years of audit and accounting experience at a large public accounting firm

Professional Experience

Firm	Kerr-McGee Corporation	Arthur Young & Company
Date	1981 – 2006	1973-1981
Positions Held	Vice President and Controller; Vice President and Treasurer	Audit Manager

Education

•	Bachelor’s Degree in Accounting and Economics from Northwestern Oklahoma State University

•	Master’s Degree in Accounting from Oklahoma State University

•	Northwestern University's J.L. Kellogg's Graduate School of Management – Advanced Executive Program
Other Relevant Qualifications and Experience

•
J. Michael Rauh has served as one of our directors since October 2008. Mr. Rauh served in various financial capacities including Vice President and Controller and Vice President and Treasurer during his career at Kerr-McGee Corporation from 1981 until his retirement in 2006. Prior to joining Kerr-McGee, Mr. Rauh was an auditor with Arthur Young & Company, which merged with Ernst & Whinney in 1989 to form Ernst & Young. He received a Master’s Degree in accounting from Oklahoma State University and a Bachelor’s Degree in accounting and economics from Northwestern Oklahoma State University. Mr. Rauh has obtained a certificate as a Board Leadership Fellow from the National Association of Corporate Directors.
•
Mr. Rauh’s expertise in a variety of financial and accounting matters, experience in Sarbanes-Oxley 404 compliance and service with a global oil and gas business make him a valuable member of the Board and enhances the value of his service as a member of the Audit Committee, where he also qualifies as an “audit committee financial expert.” Mr. Rauh’s Bachelor’s and Master’s Degrees in accounting enable him to advise the Board on accounting-related matters. Mr. Rauh’s experience at a diversified global oil and gas company, with a range of operations including oil and gas exploration and production, refining and marketing, offshore contract drilling, chemical manufacturing and marketing, coal mining, and uranium mining, processing and marketing, provides him with insights relating to many of the same issues we face in our business, including capital markets, operational, regulatory, industry, technological, and financial. Mr. Rauh’s significant experience in several senior financial positions at Kerr-McGee, as well as his previous service as an auditor with an international public accounting firm, provides a solid platform for him to advise and consult with the Board on financial and audit-related matters.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    16

PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTORS WITH A TERM EXPIRING IN 2020

Dean A. Burkhardt
Class I Director Whose Term Expires at the 2020 Annual Meeting		Acquired expertise of particular relevance to Pioneer:
Board member since:	2001	•	Over 35 years of experience in the energy services industry
Chairman since:	2008
Age:	67	•	Over 15 years of experience as our Board member

Currently serving as:	- Chairman of the Nominating and Corporate Governance Committee - Member of the Compensation Committee - Member of the Audit Committee	•	Financial and accounting experience

Professional Experience

Firm	Consultant	Applied Petroleum Software	Seismic Products	Cliff Mock, Inc.	Tescorp, Inc.	Tescorp Energy Services	Cheyenne Services, Inc.	Cheyenne Services, Inc.
Date	1997-Present	1983-1985	1982	1982	1982	1981-1982	1979-1989	1979-1981
Positions Held	Consultant in the energy services industry	Co-founder, President and CEO	President and CEO	President and CEO	President and COO	President and CEO	Director	Co-Founder, Executive Vice President of Sales and Operations

Education

•	Bachelor of Arts Degree from the University of Houston

•	Master’s Degree in International Management from the American Graduate School of International Management
Other Relevant Qualifications and Experience

•
Dean A. Burkhardt has served as one of our directors since October 2001 and as Chairman of the Board since May 2008. He has been active in the energy industry for over 35 years. Mr. Burkhardt has consulted with the energy services industry since 1997, with a focus on oil and gas projects in emerging markets, workover services, fuel cells and engineering and quality management services. He was co-founder, President and CEO of Applied Petroleum Software, a provider of production engineering software for optimizing oil and gas well completions (1983-1985); President and CEO of Seismic Products, a provider of seismic cable (1982), Cliff Mock, Inc., a provider of oilfield valves (1982) and Tescorp Energy Services, a provider of coiled tubing, hydraulics and fishing and rental tools (1981-1982) as well as President and COO of Tescorp, Inc. (1982); was a co-founder (1979), Executive Vice President of Sales and Operations (1979-1981) and a director (1979-1989) of Cheyenne Services, Inc., a provider of oilfield tubular makeup, tubular inspection and third party quality assurance services. Mr. Burkhardt is also a cattle and horse rancher and served on the Executive Committee and Finance Committee of the Board of Directors of Inprint, a non-profit literary organization supporting the creative writing program at the University of Houston, and in the past, served as the Treasurer and chair of its Finance Committee. Mr. Burkhardt also served in the past as a director of Good Neighbor Healthcare Center, a non-profit corporation, and as a member of the Executive Committee of the Board of Directors of the American Brahman Breeders Association.
•
Having served on the Company’s Board for over 15 years, Mr. Burkhardt is very knowledgeable about the Company’s business and the important issues that it faces. In addition to serving as Chairman of the Board and the Nominating and Governance Committee, he is currently a member of the Audit Committee and qualifies as an “audit committee financial expert.” He has also previously chaired the Company’s Audit and Compensation Committees. Mr. Burkhardt’s extensive service in the energy services industry enables him to advise and consult with the Board on the many issues that the Company faces, including oil and gas projects in emerging markets, workover services, fuel cells and engineering and quality management services. Mr. Burkhardt holds a Master’s Degree in international management from the American Graduate School of International Management, where his studies emphasized international marketing and accounting. He has obtained certificates as a Board Leadership Fellow and a Board Governance Fellow from the National Association of Corporate Directors (NACD) and regularly attends continuing education seminars by the NACD and other professional organizations covering a variety of accounting and financial, information technology, and cyber security matters. Mr. Burkhardt has also participated as a panelist at a cyber security conference. Attending and speaking at these seminars helps him provide guidance to the Board related to the Company’s international development, accounting-related matters and cyber security advancements.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    17

PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTORS WITH A TERM EXPIRING IN 2020, CONTINUED

Scott D. Urban
Class I Director Whose Term Expires at the 2020 Annual Meeting		Acquired expertise of particular relevance to Pioneer:
Director since:	2008	•	Over 35 years of energy industry experience
Age:	64
		•	Significant and varied management experience at multiple global oil and gas companies
Currently serving as:	- Chairman of the Compensation Committee - Member of the Audit Committee - Member of the Nominating and Corporate Governance Committee
		•	Mr. Urban's background in geology gives him a deeper understanding of our business and the challenges we face

Professional Experience

Firm	Edgewater Energy	BP PLC	Amoco Corporation
Date	2008-Present	1999-2005	1977-1999
Positions Held	Managing Director; Lead Partner	Group Vice President - Upstream	Group Vice President - Worldwide Exploration; Manager - China

Education

•	Bachelor’s Degree in Earth Science from Bowling Green State University

•	Master’s Degree in Geology from Bowling Green State University

•	Stanford Executive Program
Other Relevant Qualifications and Experience

•
Scott D. Urban has served as one of our directors since October 2008. Mr. Urban is a partner in Edgewater Energy, a consulting and investment firm focused on the oil and gas exploration and production industry and assisting private equity firms with upstream investments. Mr. Urban served as Group Vice President - Upstream for BP PLC from 1999 to 2005 with responsibility for several profit centers including the North Sea, Alaska, North American Onshore, Egypt and Middle East. Prior to joining BP, Mr. Urban held a variety of management positions with Amoco Corporation, including Group Vice President - Worldwide Exploration and Upstream Business Unit Manager - China. Mr. Urban received a Master’s Degree in geology and a Bachelor’s Degree in earth science from Bowling Green State University. He attended the Stanford Executive Program in 1995 which focuses on creating leaders in management through exposure to key performance practices. Mr. Urban is a NACD Board Governance Fellow. He currently serves on the board of directors of Edgewater Energy and Noble Energy, Inc. and has served as a board member of the UK Offshore Operators Association, the Business Council for International Understanding and the Netherlands Oil and Gas Exploration and Production Association.
•
Mr. Urban’s expertise as a consultant in the oil and gas exploration and production industry makes him a valuable member of the Board. Mr. Urban’s significant experience at multiple global oil and gas companies provides him with insights relating to many of the same issues we face in our business, including capital markets, operational, regulatory, industry, technological, and financial. Mr. Urban’s Master’s Degree in geology gives him a deep understanding of, and enables him to advise the Board on, many matters relating to oil and gas drilling. Additionally, as a member of the board of directors of Noble Energy, Inc. Mr. Urban has earned valuable experience in managing the issues that face a publicly held oil and gas company with international operations and allows him to share best practices with our Board.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    18

INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD
Director Meetings
Our Board held seven meetings during the fiscal year ended December 31, 2017. The Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. During the fiscal year ended December 31, 2017, all of the directors attended, in person, 100% of the total number of meetings of the Board and any committee on which each served. In addition, the independent directors/non-management directors also held regular meetings consisting solely of independent directors/non-management directors during the fiscal year ended December 31, 2017, and all of our directors attended last year's annual meeting of shareholders. The Chairman of the Board (or other independent director) presided over all such regular meetings.
Independent Chairman of the Board
Our Board has separated the roles of Chairman and Chief Executive Officer. The separation of roles was implemented to allow our Chief Executive Officer, Mr. Locke, to focus on the management of the Company and our independent Chairman to focus on the continued development of a high-performing Board. We believe separation of the roles of Chairman and Chief Executive Officer helps preserve our Board’s independence and objectivity and provides an appropriate division of labor between our Chairman and Chief Executive Officer. In addition to presiding at Board meetings, including those of independent directors, the duties and responsibilities of our independent Chairman include the following:

•	approving an appropriate schedule of Board meetings;

•	establishing, with the assistance of the Chief Executive Officer, Chief Financial Officer and General Counsel, the agendas for Board meetings;

•	advising the chairperson of each Board committee with respect to agendas and information needs relating to committee meetings;

•	reviewing information sent to the Board;

•	retaining and terminating outside consultants and advisors that report directly to the Board, as appropriate;

•	assisting management in establishing the strategic direction of the Company;

•	coordinating with the Chief Executive Officer and the Board to develop succession procedures and arrangements;

•
establishing, with the assistance of the Corporate Secretary, procedures for shareholders and other interested parties to communicate with the Board, any Board committee, the independent or non-management directors, or any other individual director;

•	initiating and overseeing the Board's review of CEO performance;

•	performing or exercising such additional duties and powers as may be conferred upon the Chairman by resolution of the Board; and

•	promoting, with senior management, the Company's enterprise risk oversight process.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    19

INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD

Independent Committees of the Board
Each of the committees’ members is independent, as defined by the rules of the NYSE and as defined by the rules and regulations of the SEC, and each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC.
During 2017, each of the members of each committee attended 100% of the meetings held by the committee. Each of the committees is governed by a written charter, which you may access and print from our website at www.pioneeres.com.

Name and Members	Independent Committee Members	Primary Responsibilities	Meetings and Attendance
Audit Committee J. Michael Rauh (Chair) Dean A. Burkhardt C. John Thompson Scott D. Urban	• ALL
• Appointing, compensating, retaining and overseeing our independent registered public accounting firm and lead audit partner, and overseeing the qualifications and independence of such firm and lead audit partner;
• Overseeing our accounting and financial reporting processes and the audits of our financial statements;
• Overseeing the performance of our internal audit function;
• Overseeing our compliance with legal and regulatory requirements;
• Preparing a report for inclusion in our proxy statement of its review of our audited financial statements;
• Pre-approving audit, review or attest services and permitted non-audit services (including the terms and fees thereof) to be performed by our independent registered public accounting firm; and
• Reviewing and assessing, on an annual basis, the adequacy of the Audit Committee’s charter and recommending revisions to the Board.
• 5 meetings - 100% attendance in person
Compensation Committee Scott D. Urban (Chair) Dean A. Burkhardt J. Michael Rauh C. John Thompson	• ALL
• Annually reviewing and approving corporate goals, objectives and other key measures relevant to the compensation of Pioneer’s executive officers and other key employees;
• Reviewing and approving all formal employment or other contracts between Pioneer and our executive officers and other key employees;
• Administering and reviewing Pioneer’s incentive-compensation plans, equity-based plans and other compensation and benefit plans, and authorizing the issuance of stock of Pioneer pursuant to such plans; and
• Appointing, compensating, retaining and overseeing a compensation consultant and other advisors to assist the committee.
• 3 meetings - 100% attendance in person
Nominating and Corporate Governance Committee Dean A. Burkhardt (Chair) J. Michael Rauh C. John Thompson Scott D. Urban	• ALL
• Responsible for seeking, evaluating and recommending qualified individuals to become directors and serve on committees of the Board;
• Periodically reviewing and assessing the adequacy of our corporate governance policies and procedures and recommending proposed changes to the Board; and
• Oversee the annual evaluation of the Board, Board committees, and the directors.
• 2 meetings - 100% attendance in person

Director Resignation Policy
In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five business days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation, but shall otherwise remain active and engaged in all Board activities, deliberations, and decisions during this Board process.
The Board shall promptly make a determination whether to accept, reject, or otherwise act with respect to the tendered resignation. In making this determination, the Board may consider all factors that it deems relevant, including, without limitation, the underlying reasons why shareholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation (including, without limitation, any listing or governance requirement of the NYSE) or governing document, and whether or not accepting the resignation is in the best interests of the Company and its shareholders. The Board may also consider a range of possible alternatives concerning the director’s tendered resignation, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Board to have substantially resulted in the “withheld” votes.
The Board shall act on the tendered resignation and shall publicly disclose its decision regarding the resignation within one hundred twenty (120) days after the results of the election are certified. If the Board does not accept the resignation, the director shall continue to serve until the end of his or her term and until the director’s successor is elected and qualified, or until his or her earlier resignation or removal.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    20

INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD

Director Recommendations from Shareholders
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. The committee may also retain a third-party executive search firm to identify candidates from time to time.
Shareholders wishing to suggest a qualified candidate should submit the recommendation in writing to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Any shareholder wishing to submit a director candidate for consideration should send the following information to the Corporate Secretary:

•	the name, age and business address of the director candidate;

•	the principal occupation or employment of the director candidate;

•	the class or series and number of shares of capital stock of Pioneer which the shareholder recommending the director candidate, as well as the director candidate, beneficially owns; and

•
all other information, if any, relating to the shareholder recommending the director candidate and the director candidate which Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder would require Pioneer or such shareholder to disclose in a proxy statement or in any other filing in connection with solicitations of proxies for an election of directors.

Once a prospective director candidate has been identified, the Nominating and Corporate Governance Committee makes the initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective director candidate, as well as the committee’s own knowledge of the prospective director candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the committee determines that additional consideration is warranted, it may ask a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the committee. The committee then evaluates the prospective director candidate by considering, in addition to the criteria set forth in our bylaws, each candidate’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective Board member, and commitment to acting in our shareholders’ and our best interests. Consideration is also given to members of the Board having an appropriate mix of background and skills. Although we do not have a formal diversity policy in place for the director nomination process, an important factor in our Nominating and Corporate Governance Committee’s consideration and assessment of a director candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set. The Nominating and Corporate Governance Committee strives to nominate director candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business.
The same criteria apply with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to our Board, including candidates recommended by shareholders. However, additional procedures will apply, as provided in our bylaws, if a shareholder wishes to submit at an annual meeting a director candidate who is not approved by our Nominating and Corporate Governance Committee or our Board.
Any shareholder desiring to nominate a director at our 2019 Annual Meeting of Shareholders must provide timely notice to the Company of such nomination in the form provided by our bylaws. See our bylaws for a description of the required form and content of this notice. To be timely, such notice must ordinarily be delivered to our principal executive offices (Attention: Corporate Secretary), at the address set forth above, no later than the close of business on the 90th day nor earlier than the 180th day prior to the first anniversary date of the preceding year’s annual shareholder meeting (i.e., nominations for director for inclusion in the 2019 Annual Meeting of Shareholders must be delivered to our principal executive offices no earlier than the close of business on November 17, 2018, and no later than the close of business on February 15, 2019), or such proposal will be considered untimely. However, in the event that the date of the pending annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of shareholders, then such notice must be received not later than the later to occur of the close of business on the 90th day prior to the pending annual meeting of shareholders or the 10th day following the day on which public announcement of the date of such annual meeting of shareholders is first made by the Company. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to the Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We have adopted a Code of Business Conduct and Ethics that satisfies the SEC’s definition of a “Code of Ethics” and applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer, and controller. As part of our continuing efforts to improve our corporate governance principles and practices, we have also adopted Corporate Governance Guidelines that conform to the NYSE corporate governance listing standards. All of the Company’s corporate governance materials, including the Code of Business Conduct and Ethics, the Corporate Governance Guidelines,

and our Board committee charters are posted on the Company’s website at www.pioneeres.com and are also available without charge upon request to the Company’s Corporate Secretary. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    21

INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD

Board’s Role in Risk Oversight
Our Board is responsible for the Company’s risk-oversight function. The Board, with the assistance of its standing committees and our Chief Executive Officer, Chief Financial Officer, General Counsel, and VP-Controller, identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market, cyber and reputational risks. In addition, the Board reviews the risks associated with the

Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. Each Board committee also oversees the management of the Company’s risks that fall within each committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors.
Risk – Related Compensation Policies and Practices
The Compensation Committee has undertaken an assessment of the risk profile of its executive and non-executive compensation programs. With the assistance of our Chief Executive Officer, Chief Financial Officer, General Counsel, Senior Vice President of Human Resources and our independent compensation consultant, Pearl Meyer & Partners ("Pearl Meyer"), the Compensation Committee has developed a framework to assist it in ascertaining any potential material risks associated with its compensation programs, policies and procedures, including: external market reference; pay mix; range and sensitivity of performance-based variable plans; selection of performance metrics; goal-setting process; and the Company’s checks and balances on the payment of compensation. This process enables the Compensation Committee to consider if any of the Company’s current compensation programs, practices or procedures should be altered in order to ensure that an appropriate balance between competitive pay and prudent risk is maintained. As a result of this analysis, the Compensation Committee has identified the following risk mitigating factors:

•	the pay mix including fixed and variable compensation, including the use of fixed cash and variable cash and the use of long-term equity as variable compensation;

•	limits on annual cash bonus awards;

•	the use of varied performance goals;

•	after several years of use, there appears to be no evidence that the performance goals encourage unnecessary or excessive risk taking;

•	stock ownership guidelines;

•	the oversight of incentive compensation plans by our Compensation Committee;

•	the high level of Board involvement in approving material investments and capital expenditures; and

•	the adoption of a clawback policy.
As a result of the above assessment, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Communications with the Board
Shareholders and all other interested parties may communicate with the Board, any Board committee, the independent or non-management directors, each as a group, and individual directors by submitting their communications in writing to the attention of the Corporate Secretary. All communications must identify the recipient, author, state whether the author is a shareholder of the Company, and be forwarded to the following address:
Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
The directors of the Company, including the non-management directors, have directed the Corporate Secretary not to forward to the intended recipient any communications that are reasonably determined in good faith by the Corporate Secretary to relate to improper or irrelevant topics or are substantially incomplete.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    22

INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD

Director Compensation
The Compensation Committee is responsible for determining the type and amount of compensation for the Company’s non-employee directors. The Compensation Committee aims to design the program to attract and compensate qualified individuals who possess the expertise and skill set required by the Company’s Board members.
The Compensation Committee reviews the director compensation program annually and Pearl Meyer, the Compensation Committee’s independent compensation consultant, provides the Compensation Committee with competitive pay information for director compensation every other year. The competitive pay information provided in December 2016 was considered by the Compensation Committee in setting non-employee director compensation for 2017 and 2018. For more information about the compensation consultant and competitive pay analysis, see the sections titled "The Role of the Compensation Consultant" and "The Role of Competitive Pay Analysis." Our executive officers do not make recommendations regarding the non-employee directors’ compensation.
The following table summarizes the compensation of our non-employee directors during 2017:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Dean A. Burkhardt	$162,250	$115,000	$277,250
C. John Thompson	$79,000	$115,000	$194,000
J. Michael Rauh	$89,000	$115,000	$204,000
Scott D. Urban	$87,250	$115,000	$202,250

(1)	The amounts reflected in this column consist of the board member and committee member annual retainers earned in 2017.

(2)
The amounts included in this column represent the aggregate grant date fair value of the restricted stock awards granted to directors during the fiscal year ended December 31, 2017, computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. Each director was granted 41,818 shares of restricted stock under the 2007 Incentive Plan on May 18, 2017, based on the closing price ($2.75) of our common stock on the grant date. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2017.

In setting non-employee director compensation in 2017, the Compensation Committee considered the competitive pay information provided by Pearl Meyer in December 2016, the experience and expertise of the directors, and the significant amount of time that non-employee directors spend in fulfilling their duties to the Company and its shareholders. The total compensation for non-employee directors during 2017 was slightly above the market median of our peers, according to the competitive pay analysis provided by Pearl Meyers in December 2016.
In an effort to simplify director compensation in 2017, and in recognition of a market trend towards compensating non-employee directors with an annual retainer that is inclusive of meeting fees, rather than director compensation that is based on meeting attendance, the following annual retainer and meeting fee structure was approved for our non-employee directors by the Compensation Committee (with an additional per meeting fee if we exceed the number of meetings included in the annual retainer):

Number of Meetings Included in Annual Retainer		Annual Retainer Paid in 2017		Annual Retainer Approved for 2018
		Chairman	Member	Chairman	Member
Board of Directors	7	$130,500	$55,500	$130,500	$55,500
Audit Committee	5	$22,500	$12,500	$22,500	$12,500
Compensation Committee	3	$14,500	$6,250	$14,500	$6,250
Nominating and Corporate Governance Committee	2	$13,000	$4,750	$13,000	$4,750
Meetings not otherwise included above	7	$—	$—	$—	$—
We expect each director to make every effort to attend each meeting of the Board, each meeting of any Board committee on which he serves and the annual meeting of shareholders. Attendance in person at Board and committee meetings is preferred but not required; attendance by teleconference is permitted, if necessary. During the fiscal year ended December 31, 2017, all of the directors attended, in person, 100% of the total number of meetings of the Board and any committee on which each served, and all of our directors attended last year's annual meeting of shareholders.
In addition to the cash compensation described above, the Compensation Committee granted each non-employee director a restricted stock award in 2017 that will vest at the end of the one-year vesting period, with a grant date fair market value of approximately $115,000. The Compensation Committee has not increased the level of equity or cash compensation for non-employee directors since 2013, except for the increase of the annual retainer for the Chairman of the Board in 2015. We also reimburse the directors for reasonable out-of-pocket expenses they incur in connection with attending meetings of the Board and Board committees or otherwise in their capacity as directors.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    23

INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD

The following table provides information on the outstanding equity awards for each of our non-employee directors as of December 31, 2017:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)
Name	Exercisable	Unexercisable
Dean A. Burkhardt	—	—	—	—	41,818	$127,545
C. John Thompson	—	—	—	—	41,818	$127,545
J. Michael Rauh	10,000	—	$10.32	10/05/18	41,818	$127,545
Scott D. Urban	10,000	—	$10.32	10/05/18	41,818	$127,545

(1)	The indicated shares of restricted stock are scheduled to vest on May 18, 2018.

(2)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock on December 31, 2017, of $3.05 per share.
In 2016, the Board (and our shareholders) approved an amendment and restatement of the 2007 Incentive Plan that, among other things, limits the aggregate grant date fair value for financial reporting purposes of awards granted under the 2007 Incentive Plan during any single calendar year to a non-employee director as compensation for his or her services as a director to $300,000 in total value.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    24

INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD

Stock Ownership Requirements
In order to encourage the acquisition and retention of our common stock by our directors and to further align their economic interests with those of our shareholders and to focus our directors on the long-term sustained appreciation of our common stock, our Compensation Committee and our Board have adopted guidelines requiring each of our directors to own a specified amount of our common stock.
In March 2015, we increased the stock ownership requirements from three times each member's annual board retainer fee to five times the annual board retainer fee for non-employee directors (other than the Chairman) and six times the annual board retainer fee for the Chairman of the Board. We increased the stock ownership requirements for our CEO from three times the annual base salary to five times the annual base salary, and from two times the annual base salary for our other named executive officers to three times the annual base salary.
Generally, the ownership target is to be acquired no later than the December 31 following the fifth anniversary of the director’s initial appointment or election to the Board, or the fifth anniversary following the change in the ownership requirement. For purposes of this calculation, unvested restricted stock and restricted stock units may be counted toward the applicable ownership requirement.
Because the stock ownership requirements were revised during 2015, all named executive officers and directors will be required to comply with the revised requirements by December 31, 2020. Until then, the previous requirement is in effect. Additionally, because the fee structure for the non-employee directors was revised effective January 1, 2017, the annual board retainer that was applicable for the year ended December 31, 2016 will serve as the annual board retainer fee basis for the ownership calculations until the fifth anniversary following the change in annual retainer fees, which is January 1, 2022.
As of May 17, 2017, all of our non-employee directors and named executive officers were in compliance with their stock ownership requirements and remain in compliance. Messrs. Tucker and Freeman initially became subject to the stock ownership guidelines in 2015 and thus have until December 31, 2020 to meet their respective ownership requirements.
Compensation Committee Interlocks and Insider Participation
Messrs. Burkhardt, Thompson, Rauh and Urban served on our Compensation Committee during the fiscal year ended December 31, 2017. No member of the Compensation Committee (1) was an officer or employee of our Company or a subsidiary of our Company during that period, (2) was formerly an officer of our Company or a subsidiary of our Company or (3) had any relationship required to be disclosed in this proxy statement pursuant to Item 404 of Regulation S-K.
During the fiscal year ended December 31, 2017, none of our named executive officers served as (1) a member of a compensation committee of another company, one of whose executive officers served on our Compensation Committee; (2) a director of another company, one of whose executive officers served on our Compensation Committee; or (3) a member of a compensation committee of another company, one of whose executive officers served as one of our directors.
Certain Relationships and Related Transactions
Our Audit Committee reviews any transaction in which (1) we or any of our subsidiaries, on the one hand, and (2) any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, on the other hand, is, was or is proposed to be a participant and the amount involved exceeds $120,000. Our Audit Committee is required by its charter to review and approve all such related person transactions, as well as to periodically reassess these transactions to ensure their continued appropriateness. Our chief financial officer is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to any such related person transactions, including the use of annual director and officer questionnaires. Our management is responsible for determining whether a transaction contains the characteristics described above requiring review and approval by our Audit Committee.
None of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2017, or in any currently proposed transaction, to which we or any of our subsidiaries was or is to be a participant in which the amount involved exceeds $120,000, except that in 2017, the Company paid approximately $181,000 for rental and trucking services to Gulf Coast Lease Service, a trucking and construction company, of which Joe Freeman, our Senior Vice President of Well Servicing, serves as President, and which is owned and operated by Mr. Freeman's two sons. Mr. Freeman does not receive compensation from Gulf Coast Lease Service, and he serves primarily in an advisory role to his sons. As of March 19, 2018, the Company has paid Gulf Coast Lease Service approximately $67,000 for its services in 2018. The Audit committee reviewed and ratified the rental and trucking services provided to the Company by Gulf Coast Lease Service after discussing the business rationale and an analysis of pricing competitiveness, in accordance with Company policy.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the beneficial ownership of our common stock as of March 19, 2018 by (1) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors and nominees, (3) each of the named executive officers listed in the summary compensation table in this proxy statement and (4) all our directors and executive officers as a group. As of March 19, 2018, we were not aware of any person beneficially owning more than 5% of the outstanding shares of our common stock, other than those listed below. Unless otherwise indicated below, all shareholders have the same principal business address as Pioneer. All persons listed in the table below have sole voting and investment power with respect to their shares unless otherwise indicated. As of March 19, 2018, there were 77,795,934 shares of common stock outstanding.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percent of Class (1)
BlackRock Inc. 55 East 52nd Street New York, NY 10055	10,537,299	(2)	13.54%
Van Den Berg Management I, Inc. 805 Las Cimas Parkway Suite 430 Austin, TX 78746	7,515,234	(3)	9.66%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	6,080,537	(4)	7.82%
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	4,310,758	(5)	5.54%
Wm. Stacy Locke	2,870,786	(6)	3.61%
Lorne E. Phillips	858,685	(7)	1.09%
Carlos R. Peña	555,183	(8)	*
Brian L. Tucker	282,457	(9)	*
Dean A. Burkhardt	219,348	(10)	*
J. Michael Rauh	208,490	(11)	*
Scott D. Urban	183,490	(12)	*
Joe P. Freeman	150,541	(13)	*
C. John Thompson	48,484	(10)	*
All directors and executive officers as a group (ten persons)	5,402,689	(14)	6.66%
*			Less than 1%

(1)
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the amounts shown for the number of shares and percentage ownership for each person listed include (1) any shares that may be acquired pursuant to options exercisable within 60 days of March 19, 2018, (2) any shares that may be acquired pursuant to the vesting of long-term incentive restricted stock awards within 60 days of March 19, 2018, and (3) unvested restricted stock. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person; however, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The amounts shown for the number of shares and percentage ownership for all executive officers and directors as a group include (1) any shares that may be acquired pursuant to options held by members of the group and exercisable within 60 days of March 19, 2018, (2) any shares that may be acquired by members of the group pursuant to the vesting of long-term incentive restricted stock awards within 60 days of March 19, 2018, and (3) unvested restricted stock held by members of the group. Holders of unvested restricted stock have voting rights with respect to such shares. Holders of stock options do not have voting rights with respect to the shares subject to such options.

(2)
Based on a Schedule 13G filed with the SEC by BlackRock Inc. on January 19, 2018. Blackrock Inc. has sole dispositive power with respect to these shares and has sole voting power with regard to 10,375,200 shares.

(3)
Based on a Schedule 13G filed with the SEC by Van Den Berg Management I, Inc. ("Van Den Berg") on February 14, 2018. Van Den Berg has sole dispositive power and sole voting power with respect to these shares.

(4)
Based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2018. Dimensional has sole dispositive power with respect to these reported shares and sole voting power with regard to 5,763,206 shares. Dimensional furnishes investment advice to four investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts. These investment companies, trusts and accounts are referred to herein as the “Funds.” In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the issuer held by the Funds. However, Dimensional disclaims beneficial ownership of such securities.

(5)
Based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 9, 2018. Vanguard has sole voting power with regard to 79,188 shares, sole dispositive power with regard to 4,231,570 shares, and shared dispositive power with regard to 79,188 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 79,188 shares as a result of its serving as investment manager of collective trust accounts.

(6)
Includes options to purchase 1,550,213 shares of common stock and unvested restricted stock units representing 153,973 shares of stock. Mr. Locke’s common stock holdings include 180,334 shares held in the Locke Children’s Trust and 25,000 shares held in the Wm Stacy Locke Trust of 2010.

(7)	Includes options to purchase 588,048 shares of common stock and unvested restricted stock units representing 56,616 shares of stock.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(8)	Includes options to purchase 403,136 shares of common stock and unvested restricted stock units representing 46,734 shares of stock.

(9)	Includes options to purchase 193,669 shares of common stock and unvested restricted stock units representing 37,719 shares of stock.

(10)	Includes 41,818 shares of unvested restricted stock.

(11)	Includes options to purchase 10,000 shares of common stock and 41,818 shares of unvested restricted stock. Mr. Rauh's common stock holdings include 25,000 shares held in the Rauh Trust.

(12)	Includes options to purchase 10,000 shares of common stock and 41,818 shares of unvested restricted stock.

(13)	Includes options to purchase 104,484 shares of common stock and unvested restricted stock units representing 17,342 shares of stock.

(14)
The amount indicated includes options to purchase 2,866,657 shares of common stock, unvested restricted stock units representing 312,384 shares of stock and 167,272 shares of unvested restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and we are required to disclose in this proxy statement any failure to file by these dates. To our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2017.
In making these disclosures, we relied solely on written statements of directors, executive officers and shareholders, and copies of the reports that they have filed with the SEC.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    27

EXECUTIVE OFFICERS
Our current executive officers are:

Wm. Stacy Locke		Lorne E. Phillips
President, Chief Executive Officer and Director		Executive Vice President and Chief Financial Officer
Age:	62	Age:	47
Wm. Stacy Locke has served as one of our directors as well as President of the Company since May 1995, when he joined Pioneer. In December 2003, Mr. Locke was appointed Chief Executive Officer. In addition to his continuous role as President, Mr. Locke has also served as our Chief Financial Officer and Chief Operating Officer. Prior to joining Pioneer, Mr. Locke was in investment banking with Arneson, Kercheville, Ehrenberg & Associates from 1993 to 1995 and Chemical Banking Corporation from 1988 to 1992. Mr. Locke worked for Tesoro Petroleum Corporation, Valero Energy Corporation and Huffco Petroleum Corporation as a geologist from 1979 to 1986. Mr. Locke received a Bachelor’s Degree in Geology from the University of California Santa Barbara and a Master of Business Administration Degree from Southern Methodist University. Mr. Locke has obtained a certificate as a Board Governance Fellow from the National Association of Corporate Directors. He currently serves as a board member of the nonprofit organization, Good Samaritan Community Services.

Lorne E. Phillips has served as our Executive Vice President and Chief Financial Officer since joining Pioneer in 2009. Prior to joining Pioneer, Mr. Phillips worked for 10 years at Cameron International Corporation, serving most recently as Vice President and Treasurer. Prior to that, he was General Manager of Cameron’s Canadian valves operations, Vice President of Marketing and M&A for the valves division, and Business Development Manager for Cameron. Before joining Cameron, he was a Financial Analyst for SCF Partners, a provider of equity capital to energy service and equipment companies, and for Simmons & Company International, an investment bank focused on the energy industry. Mr. Phillips received a Bachelor's Degree in Economics from Rice University and a Master of Business Administration Degree from Harvard Business School. Currently, he serves on the board of directors of the nonprofit organization, Communities In Schools of San Antonio.

Carlos R. Peña		Brian L. Tucker
Executive Vice President and President of Wireline and Coiled Tubing Services		Executive Vice President and President of Drilling and Well Servicing
Age:	51	Age:	44
Carlos R. Peña joined Pioneer in 2008 as our Senior Vice President, General Counsel, Secretary and Compliance Officer. In 2016, Mr. Peña was promoted to President of our Production Services Business before assuming the role of President of Wireline and Coiled Tubing Services effective April 2, 2018, having gained valuable experience with a variety of industry issues during his almost ten-year tenure here. Prior to joining Pioneer, Mr. Peña had been practicing law since 1992, with Fulbright & Jaworski L.L.P., Cox Smith Matthews Incorporated, Vinson & Elkins L.L.P., and AT&T, Inc. Mr. Peña received a Bachelor's Degree in Economics from Princeton University, a Juris Doctor degree from the University of Texas School of Law, and completed the Harvard Business School Advanced Management Program in 2016.

Brian L. Tucker was appointed President of our Drilling Services Business effective January 1, 2015 before assuming the role of President of Drilling and Well Servicing effective April 2, 2018. Since joining Pioneer in 2012, Mr. Tucker has served as our Senior Vice President over Appalachia, Utah and North Dakota drilling divisions. Prior to joining Pioneer, Mr. Tucker was a Vice President for Helmerich and Payne (H&P) managing the South Texas operations from 2010 to 2012. From 2004 to 2010, Mr. Tucker served as drilling engineer and operations manager for the Barnett Shale, South Texas and West Texas operations for H&P. Mr. Tucker served eight years as an officer in the U.S. Army, is a West Point graduate with a Bachelor of Science in Systems Engineering, and completed the Harvard Business School Advanced Management Program in 2014. He currently serves as a board member of Catholic Charities Archdiocese of San Antonio.

Joe P. Freeman		Bryce T. Seki
Senior Vice President of Well Servicing Segment		Vice President, General Counsel, Secretary and Compliance Officer
Age:	69	Age:	41
Joseph P. Freeman, Jr. joined Pioneer in 2008 as Vice President of our Well Servicing Segment and he was promoted to Senior Vice President in 2014. Previously, Mr. Freeman served as Vice President of the well servicing division of WEDGE Oil and Gas Services from 2005 to 2008, Gulf Coast Division Manager of Key Energy Services from 1998 to 2004, and independent entrepreneur and owner of JPF Well Service from 1987 to 1998, which was sold to Key Energy Services in 1998. Mr. Freeman received a Bachelor's Degree in Accounting from the University of Texas in Austin. He currently serves as a director for Rice Belt Warehouse Inc., and the nonprofit organizations, 100 Club of Wharton County and Hospice Support, Inc. Currently, Mr. Freeman also serves as the President of the Association of Energy Service Companies.

Bryce T. Seki joined Pioneer in 2011, first serving as Corporate Counsel and then Associate General Counsel before being promoted to Vice President, General Counsel, Secretary and Compliance Officer effective January 1, 2018. Prior to joining Pioneer, Mr. Seki was an associate attorney at Fulbright & Jaworski L.L.P. (now known as Norton Rose Fulbright). Mr. Seki received a Bachelor of Arts from the University of Notre Dame and a Juris Doctor degree from Notre Dame Law School. Currently, he serves on the board of directors of the nonprofit organization, Leukemia and Lymphoma Society of South Central Texas.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    28

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis provides information regarding our executive compensation program in 2017 for the following named executive officers of the Company (collectively, the “named executive officers”):

Name	Position
Wm. Stacy Locke	Director, President and Chief Executive Officer
Lorne E. Phillips	Executive Vice President and Chief Financial Officer
Carlos R. Peña
Executive Vice President and President of Wireline and Coiled Tubing Services, effective April 2, 2018; previously, Mr. Peña served as the Company's Executive Vice President, President of Production Services Business, General Counsel, Secretary and Compliance Officer.

Brian L. Tucker
Executive Vice President and President of Drilling and Well Servicing, effective April 2, 2018; previously, Mr. Tucker served as the Company's Executive Vice President and President of Drilling Services Business.

Joe P. Freeman	Senior Vice President of Well Servicing Segment
Executive Summary
Business Highlights
Early in 2017, our Board approved a business plan that reflected aggressive goals for earnings per share (“EPS”), adjusted earnings before interest, taxes, depreciation, amortization and impairments (“Adjusted EBITDA”), adjusted EBITDA return on capital employed (ROCE) and safety. These goals served as targets for our annual cash incentive plan. We exceeded our goals for Adjusted EBITDA, EBITDA ROCE and safety.
The Compensation Committee believes that management performed well, both during 2017 and during the previous two years during which the management team successfully led the Company through a severe industry downturn in which several peer companies were forced to restructure, and that the Company delivered strong results for the 2017 Team Goals. Some key highlights of our 2017 performance include the following:

Capitalized on market recovery and drove improved profitability across all business lines:
•	Consolidated gross margin increased by 58%, Adjusted EBITDA increased by 250%, and net loss reduced by 41%, as compared to 2016.
•	Achieved 100% utilization of our domestic AC rig fleet and industry-leading margins per day.
•	Grew utilization of our Colombia fleet from zero to six rigs working with four new clients and a seventh rig preparing to mobilize for work in 2018.
•	Revenues from production services grew 75%, as compared to 2016, with improvements in all business lines.
Continued to excel in safety:
•	Our 2017 lost time incident rate is the lowest in company history, for the fourth consecutive year.
•	Achieved a Total Recordable Incident Rate in 2017 of less than 1.0, better than industry average by approximately 30%.
Improved liquidity and financial flexibility:
•
Entered into a new $175 million term loan and $75 million asset-based lending facility in November 2017, with approximately $60 million of net proceeds remaining available after the repayment and retirement of our previous revolving credit facility.

•	Current financing provides improved liquidity, less restrictive covenants and extended debt maturities.
Strategically upgraded and expanded fleets:
•	Completed trade in of 20 older well servicing rigs for 20 new-model rigs and purchased four new completion-oriented wireline units.
•	Expanded our coiled tubing and well servicing operations into the Rocky Mountain region, and expanded our wireline operations to West Texas.
•	Ordered three additional new wireline units and one new larger diameter coiled tubing unit for delivery in 2018.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    29

COMPENSATION DISCUSSION AND ANALYSIS

Results of 2017 Say on Pay
At our 2017 Annual Meeting of Shareholders, the advisory vote on our executive compensation ("say on pay") received the support of 99% of the votes cast. The Board is extremely pleased with this result, and has continued its efforts to continually improve our executive compensation program, listen to shareholders, and focus on performance-based compensation.
Sixty-three percent of our Chief Executive Officer's target direct compensation is performance-linked, including:

▪	Annual Cash Incentive Awards. The annual cash incentive award is based on operational, financial and team performance.

▪	Stock Options. The value of these awards is tied directly to the Company’s stock price and thus is closely correlated with our shareholders’ interests.

▪
Performance-Based Restricted Stock Unit Awards. The performance-based restricted stock unit awards are earned based on our relative performance versus a pre-defined group of 11 peer companies over the three-year performance period in each of the following three metrics: total shareholder return, EBITDA growth and EBITDA ROCE.

2017 Compensation Highlights
In recognition of the executive management team's performance and leadership through the severe industry downturn and in response to the improving industry conditions and most recent competitive pay information derived from Pearl Meyer, the Compensation Committee took the following key actions in 2017:

•
Increased Base Salaries of the Named Executive Officers. The Compensation Committee increased the base salaries of the named executive officers in order to better align their compensation with the competitive pay information derived from Pearl Meyer which indicated that compensation among our peers within the industry has been increasing with the improving business conditions, and in recognition of the leadership and performance of the named executive officers during the previous two difficult years during which their compensation was reduced in response to the downturn in 2015 and 2016. Therefore, the Compensation Committee increased the salaries of Messrs. Locke, Phillips and Peña by 4%, 5%, and 9%, respectively, after having held base salaries flat for four consecutive years, and increased the base salaries of Mr. Tucker and Mr. Freeman by 10% and 3%, respectively, after having held their respective salaries flat since their promotions in 2015.

•
Increased Target Level Annual Cash Incentive Awards for Certain Named Executive Officers. The Compensation Committee increased the annual cash incentive award opportunities for Messrs. Phillips, Peña, and Tucker in 2017 in order to better align their annual cash incentive award targets with the competitive pay information derived by Pearl Meyer as well as to maintain the competitiveness of their target total cash compensation. Messrs. Phillips', Peña's, and Tucker's target award opportunity increased from 70% to 75% (with the maximum award opportunity increasing from 140% to 150%) as applied to their respective base salary paid during 2017. Messrs. Locke's and Freeman's annual cash incentive award opportunities were held flat in 2017 as compared to 2016.

•
Increased the Target Value of the Long-Term Incentive Compensation of the Named Executive Officers. Based on the competitive pay analysis performed by Pearl Meyer, and in recognition of the executive management team's performance and leadership through the severe downturn during 2015 and 2016 during which years their compensation was reduced, the Compensation Committee increased the target value of the 2017 long-term incentive compensation of Messrs. Locke, Phillips, Peña, Tucker and Freeman by approximately 33%, 40%, 57%, 59% and 3%, respectively.

The increases to both annual and long-term incentive compensation levels preserves the overall proportion of total compensation that is performance-linked, as a majority of this compensation is performance-based.

•
Increased the Portion of Long-Term Incentive (LTI) Compensation Allocated to Performance-Based Awards and Reduced the Portion Allocated to Cash Incentive Awards. In order to further align the named executive officers' financial interests with the Company's shareholders, the Compensation Committee increased the portion of the named executive officers' target long-term incentive compensation allocated to performance-based awards to 50% in 2017, up from 40% in 2016, and reduced the portion of their long-term incentive compensation allocated to long-term cash incentive awards to 30% in 2017, down from 40% in 2016. Consequently, the named executive officers were granted target LTI compensation in 2017 that was allocated approximately 70% to performance-linked equity awards (stock options and performance-based RSUs), up from 60% allocated to performance-linked awards in 2016.

•
Finalized 2017 Performance-Based Program Payouts. Based on Company performance measures and the achievement of the 2017 Team Goals, each of the named executive officers earned a 2017 annual cash incentive award above their target level, with the exception of Mr. Freeman. Under the 2014 RSU award, which had a performance period of of January 1, 2014 to December 31, 2016, Messrs. Locke, Phillips, Peña, Tucker and Freeman each received approximately 121% of their target award shares, which vested in April 2017.

•
Reinstated Certain Temporarily Suspended Benefits and Maintained Suspended Perquisites for an Indefinite Period. The Compensation Committee reinstated 401(k) employer matching contributions for all employees beginning January 1, 2017, which had previously been temporarily suspended in early 2016 in order to reduce costs during the industry downturn. Additionally, in 2017, the Compensation Committee considered the total compensation of the named executive officers, the location of our corporate office, and the type of travel required of our named executive officers and decided not to reinstate auto allowances, which had been previously suspended in 2016, except for Mr. Freeman who primarily works in field office locations.

•
Held Non-Employee Director Compensation Flat in 2017. The Compensation Committee granted each non-employee director a restricted stock award with a grant date fair market value of approximately $115,000. The Compensation Committee has not increased the level of equity or cash compensation for non-employee directors since 2013, except for the increase of the annual retainer for the Chairman of the Board in 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Executive Total Compensation Mix
We believe that our 2017 executive compensation program is competitive and strongly aligned with pay-for-performance principles. Consistent with prior practice, in 2017 the Compensation Committee emphasized compensation opportunities that reward our named executive officers when they deliver financial and operational results.
A significant percentage of the 2017 target compensation for our named executive officers was performance-linked, as the following graphs illustrate:

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COMPENSATION DISCUSSION AND ANALYSIS

Shareholder Advisory Vote on Executive Compensation
We conducted an advisory vote on executive compensation last year at our 2017 Annual Meeting of Shareholders. While this vote is not binding on the Compensation Committee, the Board of Directors or us, the Compensation Committee values the opinions of our shareholders on executive compensation matters.
Based upon the Inspector of Election’s report, the advisory vote on executive compensation received the favorable support of 99% of the votes cast thereon. The Compensation Committee evaluated the results of the 2017 advisory vote together with the other factors and data discussed in this Compensation Discussion and Analysis in determining our 2017 executive compensation program. The Compensation Committee considered the vote results and, in light of the strong stockholder support, did not make any significant changes to our executive compensation program solely as a result of the 2017 advisory vote.
At our 2017 Annual Meeting of Shareholders, we also conducted an advisory vote on the frequency of future advisory votes on executive compensation. Based upon the Inspector of Election’s report, the advisory vote for the frequency of future advisory votes on executive compensation to be conducted every year received the favorable support of 72% of the votes cast thereon. In response to the majority of the votes cast for an advisory vote on executive compensation every year, we determined that an advisory vote on executive compensation would be conducted every year.

Our Compensation Philosophy
The Compensation Committee aims to design our executive compensation program with goals and objectives to:

•	Provide a compensation structure that is consistent with competitive pay practices and pay levels with respect to industry peers;	•	Encourage the attainment of strategic business objectives with pay-for-performance principles; and
•	Attract, motivate and retain executives necessary for our success;	•	Reward executives for building shareholder value.

WHAT WE DO		WHAT WE DON’T DO
☑	A significant portion of our executive pay is performance-linked	☒	No personal aircraft
☑	Apply shareholder aligned performance objectives for our executives	☒	No re-pricing of underwater stock options
☑	Use an independent compensation consultant	☒	No country club memberships for personal use
☑	Evaluate our executive compensation against our industry peers	☒	No tax gross ups for anyone becoming a participant in our Key Employee Severance Plan after March 2011
☑	Apply share ownership guidelines for named executive officers and directors	☒	No hedging of Company securities or pledging of Company securities as collateral for a loan
☑	Adhere to a claw-back policy
☑
Consider risk in our executive compensation program:
• A significant portion of our executive compensation is tied to long-term performance
• We use diversified performance metrics, including TSR, EBITDA, EBITDA ROCE, EPS, safety, etc.
• We use diversified plans through which relative performance is measured against our own budgeted goals and against the performance of our peers

Compensation Portfolio. The Compensation Committee recognizes the importance of incentive awards that (i) incentivize Company performance and (ii) reward executives in relation to the performance of the Company's stock price, the use of which aligns executive compensation with shareholder interests. Accordingly, the Compensation Committee applies a portfolio approach within the incentive compensation program to leverage the varied benefits of multiple award types, including awards that are earned based on company performance, awards that derive all or a portion of their value from the company's stock price, and cash incentive awards. Additionally, the Compensation Committee recognizes that the portfolio of long-term awards granted in previous years continues to provide incentive during the current year and gives consideration to this portfolio approach when determining the incentive award types granted in any given year.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance-Linked Compensation. Sixty-three percent of our Chief Executive Officer's target direct compensation is performance-linked, including:

▪	Annual Cash Incentive Awards. The annual cash incentive award is based on operational, financial and team performance.

▪	Stock Options. The value of these awards is tied directly to the Company’s stock price and thus is closely correlated with our shareholders’ interests.

▪
Performance-Based Restricted Stock Unit Awards. The performance-based restricted stock unit awards are earned based on our relative performance versus a pre-defined group of 11 peer companies over the three-year performance period in each of the following three metrics: total shareholder return, EBITDA growth and EBITDA ROCE.

Our Use of Peer Groups for Compensation Analysis and Performance Awards. The Compensation Committee uses a "Custom Peer Group" as well as certain Industry Survey Data in order to develop a "market consensus" for the compensation of our named executive officers. The Compensation Committee believes the Custom Peer Group reflects our current competitors for employee talent and that it provides an appropriate peer set for the purposes of evaluating our pay practices and pay levels. For purposes of determining our performance achieved as compared to the performance of our peers under the performance-based restricted stock unit awards, we use a "Performance Peer Group" comprised of peers with whom the Compensation Committee believes we compete with directly for daily business or for investors, including similarly sized peers that provide product or service offerings to our shared group of target customers. Because the companies in the Performance Peer Group are direct competitors to us either for business or for investors, the Compensation Committee subjectively determined that these companies provide a better comparison for EBITDA growth, EBITDA ROCE and TSR than the Custom Peer Group, which consists of a broader group of companies with which we compete for employee talent. See additional disclosure in the sections titled "The Role of Competitive Pay Analysis" and "The 2017 Executive Compensation Program in Detail."
Target Compensation. Our executive compensation program is generally designed to achieve target direct compensation (base salary, target annual cash incentive award and target long-term incentive awards) for our named executive officers at the market median compensation level, as determined by our compensation consultant. See additional disclosure in the section titled "The Role of the Compensation Consultant." Accordingly, under our long-term performance-based awards, if the Company’s performance over the relevant period were to fall exactly in the middle of the peer group, the participant would receive a target award equal to 50% of the maximum potential award. We believe this design drives improved performance because of the opportunity for above-target payouts for above-median performance. See additional disclosure in the section titled "2017 Target Direct Compensation."
Our Use of Performance Metrics and Diversified Plans. We use diversified performance metrics and plans. Our annual cash incentive awards and long-term performance-based restricted stock unit awards are tied to our strategic business objectives and are not intended to reward executives multiple times for the same performance. Among other performance measures, the Compensation Committee strategically selected earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBITDA return on capital employed ("ROCE") as base performance metrics for both the annual cash incentive award and the long-term performance-based award. However, the awards are varied in the way the metrics are used to determine performance and payouts because the annual cash incentive award is measured over a one-year period against the Company's budgeted metric, while the long-term performance-based restricted stock unit awards are measured over a three-year period against the relative performance of a pre-defined peer group. Consequently, the Company's achievement of a target level EBITDA payout under the annual cash incentive awards will not necessarily mean that a target payout level will be achieved under the long-term performance-based restricted stock unit awards, as the performance-based restricted stock unit awards' payout is based on the Company's EBITDA growth and EBITDA ROCE over the three-year performance period relative to the performance of the pre-defined peer group, which could be zero if the Company's relative performance was in the bottom quartile as compared to the peer group. Because of the varied plans, we do not believe the use of similar metrics in multiple plans would reward our executives multiple times for the same performance.
The Role of the Compensation Committee
The Compensation Committee administers our executive compensation program and is responsible for establishing appropriate compensation for our named executive officers. The duties of the Compensation Committee include:

•	Approving and overseeing our compensation policies, objectives and programs for executive officers;

•	Reviewing and approving all formal employment or other contracts between us and our executive officers;

•	Annually reviewing and approving corporate goals, objectives and other key measures relevant to the compensation of our executive officers;

•	Evaluating the performance of our executive officers; and

•	Appointing, compensating, retaining and overseeing the Compensation Committee’s consultant and other advisors.

Except as disclosed in this Compensation Discussion and Analysis, at this time, the Compensation Committee does not intend to delegate its powers and authority to any subcommittee or other persons.

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COMPENSATION DISCUSSION AND ANALYSIS

The Role of Management
The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from senior management and the Compensation Committee’s own individual experiences and judgment to arrive at the proper alignment of compensation philosophy, objectives, and programs. In 2017, the Chief Executive Officer, Chief Financial Officer, Senior Vice President of Human Resources, and General Counsel worked closely with the Compensation Committee in formulating award designs, performance measures, and performance levels (i.e., threshold, target, and above expectation) necessary to align the executive compensation program with our strategic business objectives.
Generally, the Chief Executive Officer reviews with the Compensation Committee his performance evaluations of the other named executive officers and his recommendations regarding base salary adjustments, annual cash incentive awards, and long-term incentive awards for the other named executive officers to help ensure alignment with pay-for-performance principles. However, all final decisions regarding the compensation of the named executive officers are made in executive session by the Compensation Committee.
The Board and Compensation Committee conduct their own performance assessment of the Chief Executive Officer and no management recommendation is made with regard to his compensation.
While certain members of management attended the Compensation Committee’s meetings in 2017 upon invitation, they did not attend either private sessions or portions of any other meetings of the Compensation Committee where executive compensation determinations were made by the Compensation Committee.
The Role of the Compensation Consultant
During 2017, the Compensation Committee retained Pearl Meyer as its independent compensation consultant to obtain objective, expert advice on executive compensation. Pearl Meyer is the preeminent consultant for the oilfield services and drilling industry and has served as the Compensation Committee's compensation consultant since 2011. In 2017, Pearl Meyer advised the Compensation Committee on a variety of compensation related issues, including:

•	Competitive pay analysis on executive compensation including:

•	The composition of the "Custom Peer Group" which the Compensation Committee uses for competitive pay analysis;

•
The weighting of information from the Custom Peer Group and Industry Survey Data in order to develop a "market consensus" which is used by the Compensation Committee for the named executive officers' competitive pay analysis;

•	Pay levels of the named executive officers;

•	Our executive compensation program design, including short-term incentive plan design, long-term incentive plan design and pay mix; and

•	The composition of the "Performance Peer Group" which the Company uses for certain of its performance-based equity awards.
Pearl Meyer developed a “market consensus” for each named executive officer’s 2017 base salary, target total cash compensation (i.e. base salary, target annual cash incentive and long-term cash incentive awards), target long-term incentive awards, and target direct compensation (i.e. base salary, target annual cash incentive award and target long-term incentive awards) by subjectively prioritizing the data derived from the Custom Peer Group and the Industry Survey Data. The “market consensus” was used to determine the competitiveness of the Company’s executive compensation for each named executive officer. See additional disclosure in the section titled "The Role of Competitive Pay Analysis."
In the course of conducting its activities, Pearl Meyer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During 2017, Pearl Meyer also met with certain senior management to obtain and validate data and review materials.
The compensation consultant also provides the Compensation Committee with an analysis of director compensation every other year with the last review done in December 2016 (which was considered in setting the director compensation for 2017 and 2018). The Compensation Committee reviews the analysis and determines whether to recommend a compensation increase for non-employee directors. The executive officers do not play a role in determining or recommending the amount or form of director compensation.
In 2017, Pearl Meyer did not provide any services to the Company, or receive any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee has assessed whether the services provided by Pearl Meyer raised any conflicts of interest pursuant to the SEC rules, and has concluded that no such conflicts of interest existed during 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

The Role of Competitive Pay Analysis
Each year the Compensation Committee evaluates how our pay practices and the named executive officers’ compensation levels compare to the competitive market for executive talent.
To evaluate the competitiveness of the named executive officers’ base salary, target total cash compensation (i.e. base salary, target annual cash incentive and long-term cash incentive awards), target long-term incentive awards, and target direct compensation (i.e. base salary, target annual cash incentive award and target long-term incentive awards) for 2017, Pearl Meyer provided the Compensation Committee competitive pay information derived from a custom peer group (the “Custom Peer Group”) and the following industry specific survey data (collectively, the “Industry Survey Data”):

•	Pearl Meyers Oilfield Services Benchmark Survey;

•	Pearl Meyers Drilling Management Survey;

•	Watson Wyatt Top Management; and

•	William M. Mercer-Energy.
The companies comprising the Custom Peer Group for 2017 included:

Custom Peer Group	Primary SIC (Standard Industrial Classification) Description
Atwood Oceanics	Oil & Gas Drilling
Basic Energy Services	Oil & Gas Equipment & Services
CARBO Ceramics, Inc.	Oil & Gas Equipment & Services
Forum Energy Technologies, Inc.	Oil & Gas Equipment & Services
Helix Energy Solutions Group, Inc.	Oil & Gas Equipment & Services
Helmerich & Payne	Oil & Gas Drilling
Hornbeck Offshore Services, Inc.	Oil & Gas Equipment & Services
Key Energy Services	Oil & Gas Equipment & Services
Newpark Resources	Oil & Gas Equipment & Services
Oil States International	Oil & Gas Equipment & Services
Parker Drilling	Oil & Gas Drilling
Patterson-UTI Energy	Oil & Gas Drilling
RPC Inc.	Oil & Gas Equipment & Services
Superior Energy Services	Oil & Gas Equipment & Services
Tesco Corporation	Oil & Gas Equipment & Services
TETRA Technologies	Oil & Gas Equipment & Services
Unit Corp	Oil & Gas Drilling
The Compensation Committee, with the assistance of the compensation consultant, annually reviews the companies comprising the Custom Peer Group in order to maintain its appropriateness for the competitive pay analysis. These companies were generally selected based upon their (i) Primary SIC Description, (ii) annual revenues, and (iii) market capitalization. Information regarding our and our peer companies’ annual revenues and market capitalization is based on publicly available information as of July 29, 2016.
While the Compensation Committee recognizes that consistency within our Custom Peer Group is important for accurately monitoring changes in market pay levels, a number of our peers filed for bankruptcy protection in 2016, and the Compensation Committee determined that it was appropriate to remove them from the Custom Peer Group. Therefore, C&J Energy Services, Hercules Offshore Services, Inc. and Seventy Seven Energy Inc., all of which filed for bankruptcy protection in 2016, were removed. Concurrently, the Compensation Committee considered other companies operating within our sector that were not previously included within our Custom Peer Group and determined it appropriate to add CARBO Ceramics, Inc., Forum Energy Technologies, Inc., Hornbeck Offshore Services, Inc. and Tesco Corporation, replacing the peer companies that were removed. The Compensation Committee believes the Custom Peer Group reflects our current competitors for employee talent and that it provides an appropriate peer set for the purposes of evaluating our pay practices and pay levels.
Pearl Meyer developed a “market consensus” for each named executive officer’s 2017 base salary, target total cash compensation, target long-term incentive awards and target direct compensation by subjectively weighting the data derived from the Custom Peer Group and the Industry Survey Data, where appropriate, to provide representative market comparisons.
The Compensation Committee uses the competitive pay information as a “market check” to ensure, in its subjective judgment, that the named executive officers’ base salary, target total cash compensation, target long-term incentive awards and target direct compensation remain competitive. While the competitive pay information is important to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation and the Compensation Committee has discretion in determining the nature and extent of its use.
The Compensation Committee reviews the competitive pay information for each component of target direct compensation (i.e., base salary, target annual cash incentive award and target long-term incentive awards), but does not target the individual pay components to fall within a specific range or percentile of the competitive pay information. The Compensation Committee generally aims to set the target direct compensation of the named executive officers in proximity to the median compensation level of the market consensus, with incentive award opportunities that enable the named executive officers to earn compensation at above-median levels when company performance exceeds targets and/or relative peer performance.

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COMPENSATION DISCUSSION AND ANALYSIS

The Role of Team Performance
The named executive officers’ compensation is impacted by their individual contributions to team goals, as well as their overall performance as a team. The Compensation Committee annually conducts a subjective assessment of the named executive officers’ accomplishments as a team with respect to goals and strategies that are established at the beginning of each year. The Compensation Committee believes that focusing on team performance, rather than individual performance, emphasizes the importance of team work among the named executive officers.
The 2017 team goals included the following (collectively, the “2017 Team Goals”):

•	Improve liquidity and financial flexibility, with a focus on positioning the Company for growth and greater profitability during recovery of the industry;

•	Identify opportunities for reactivation of stacked production services equipment as well as opportunities for organic growth and/or expansion into new markets during recovery of the industry;

•	Achieve high utilization of domestic AC rigs, improve profitability of operations in Colombia, and improve performance of coiled tubing operations;

•	Continue to advance our goal of having best-in-class fleets by divesting non-strategic and/or under-performing assets and investing in high-quality fleet additions across our business lines;

•	Maintain emphasis on safety and service with a goal to be the best in the industry;

•	Leverage IT resources to protect and benefit our operations; and

•	Continue named executive officer successor development.
The Compensation Committee subjectively determined that the named executive officers successfully accomplished the 2017 Team Goals during 2017 and exceeded expectations.
The 2017 Executive Compensation Program in Detail

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge and experience they offer to our management team. The Compensation Committee generally reviews each named executive officer’s base salary on an annual basis.
As discussed previously in the section titled "2017 Compensation Highlights," the Compensation Committee increased the base salaries of the named executive officers in order to better align their compensation with the competitive pay information derived from Pearl Meyer which indicated that compensation among our peers within the industry has been increasing with the improving business conditions, and in recognition of the leadership and performance of the named executive officers during the previous two difficult years during which their compensation was reduced in response to the downturn in 2015 and 2016. Therefore, the Compensation Committee increased the salaries of Messrs. Locke, Phillips and Peña by 4%, 5%, and 9%, respectively, after having held base salaries flat for four consecutive years, and increased the base salaries of Mr. Tucker and Mr. Freeman by 10% and 3%, respectively, after having held their respective salaries flat since their promotions in 2015.
The named executive officers’ annual base salary as of December 31, 2017 and 2016 were as follows:

	Annual Base Salary as of
Name and Position	December 31, 2017	December 31, 2016	% Change(1)
Wm. Stacy Locke, Director, President and Chief Executive Officer	$745,000	$715,000	4%
Lorne E. Phillips, Executive Vice President and Chief Financial Officer	$395,000	$375,000	5%
Carlos R. Peña, Executive Vice President and President of Wireline and Coiled Tubing Services(2)	$375,000	$345,000	9%
Brian L. Tucker, Executive Vice President and President of Drilling and Well Servicing(3)	$375,000	$340,000	10%
Joe P. Freeman, Senior Vice President of Well Servicing Segment	$330,000	$320,000	3%

(1)	The base salary increases for Messrs. Locke, Phillips, Peña, and Tucker were effective as of January 3, 2017. The base salary increase for Mr. Freeman was effective as of December 3, 2017.

(2)
On April 2, 2018, Mr. Peña assumed the role of Executive Vice President and President of Wireline and Coiled Tubing Services; previously, Mr. Peña served as the Company's Executive Vice President, President of Production Services Business, General Counsel, Secretary and Compliance Officer.

(3)
On April 2, 2018, Mr. Tucker assumed the role of Executive Vice President and President of Drilling and Well Servicing; previously, Mr. Tucker served as the Company's Executive Vice President and President of Drilling Services Business.

As a “market check,” the Compensation Committee reviewed the competitive pay information in setting the named executive officers’ base salaries for 2017. The respective base salaries of Messrs. Peña and Tucker fell between the 25th and 50th percentiles, while the base salaries of Messrs. Locke and Phillips fell slightly above the 50th percentile, and Mr. Freeman's base salary fell between the 50th and 75th percentiles of the competitive pay information. The Compensation Committee considers Mr. Freeman's base salary to be commensurate with his years of experience in his leadership position.
While the Compensation Committee reviewed the competitive pay information in connection with setting the named executive officers' base salary, together with their contributions toward the team goals, the Compensation Committee did not target their respective base salary to fall within a specific range or percentile of the competitive pay information.
Annual Cash Incentive Compensation

Each year, the named executive officers are eligible to earn a cash incentive award under our 2007 Incentive Plan. The annual cash incentive award is intended to motivate and reward the named executive officers for their contributions in achieving certain strategic business objectives that we believe create shareholder value.
Each named executive officer has a target annual cash incentive award opportunity expressed as a percentage of their annual base salary paid. Subject to performance and continued employment, the payout of the annual cash incentive award can range from zero to two times the target award opportunity. As discussed previously in the section titled "2017 Compensation Highlights", the Compensation Committee increased the annual cash incentive award opportunities for Messrs. Phillips, Peña, and Tucker in 2017 in order to better align their annual cash incentive award targets with the competitive pay information derived by Pearl Meyer as well as to maintain the competitiveness of their target total cash compensation. Messrs. Phillips', Peña's, and Tucker's target award opportunity increased from 70% to 75% (with the maximum award opportunity increasing from 140% to 150%) as applied to their respective base salary paid during 2017. Messrs. Locke's and Freeman's annual cash incentive award opportunities were held flat in 2017 as compared to 2016. The increases to both annual and long-term incentive compensation levels preserves the overall proportion of total compensation that is performance-linked, as a majority of this compensation is performance-based.

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COMPENSATION DISCUSSION AND ANALYSIS

The resulting threshold, target and maximum opportunity levels for our named executive officers, expressed as a percentage of each named executive officer’s respective base salary paid in 2017, are as follows:

	Award Opportunity (as % of Salary Paid)			Award Opportunity ($)
Name	Threshold(1)	Target	Maximum(2)	Threshold(1)	Target	Maximum(2)
Wm. Stacy Locke	45%	100%	200%	$335,250	$745,000	$1,490,000
Lorne E. Phillips	34%	75%	150%	$133,313	$296,250	$592,500
Carlos R. Peña	34%	75%	150%	$126,563	$281,250	$562,500
Brian L. Tucker	34%	75%	150%	$126,563	$281,250	$562,500
Joe P. Freeman	27%	60%	120%	$86,616	$192,480	$384,960

(1)	Represents 45% of the target opportunity level for the named executive officer.

(2)	Represents 200% of the target opportunity level for the named executive officer.

Our Cyclical Industry's Effect on our Compensation

The targets in our annual cash incentive plan are based on budgeted metrics measured over a one-year period. Due to the cyclical nature of the oil and gas industry, the targets in a given year could be lower than the targets or actual results achieved in the prior year. We believe it is appropriate to measure the performance of management over a one-year period against such targets primarily because the cyclical nature of the industry is outside of management’s control and because the budgeted targets are rigorous, as demonstrated by the eight-year history of annual incentive plan payouts for our CEO represented in the graph to the right. The average bonus over this eight-year period was 115% of target, with half of the bonuses below target, and half above target.

The amount of the cash incentive award is determined by comparing our actual performance against a scorecard of specific performance measures and associated performance levels approved by the Compensation Committee each year. The results of this comparison dictate the ultimate amount of each named executive officer’s annual cash incentive award. The Compensation Committee designed the cash incentive award to reward exceptional performance by providing for progressively increasing payments as our performance exceeds the target level, and correspondingly providing for no payment unless a threshold level of performance is achieved. If the Company’s performance falls between the threshold, target or above expectation performance levels, the cash incentive award opportunity is linearly interpolated to determine the actual payout.
In January 2017, the Compensation Committee reviewed and approved the following performance measures and associated performance levels for the 2017 annual cash incentive awards. The Company's performance measures and associated performance levels were designed to be in alignment with the Company’s strategic plans and the 2017 budget (which was approved by the Board).

	Performance Levels
	Threshold	Target	Above Expectation	Actual Performance	Measurement Indicator
Adjusted Diluted Earnings (Loss) Per Share(1)	$(0.98)	$(0.70)	$(0.42)	$(0.72)	Representation of bottom line performance
Consolidated Adjusted EBITDA(2)	$25,420	$42,366	$59,312	$49,068	Indicator of consolidated operating performance of the Company
Consolidated Adjusted EBITDA(2) ROCE(3)	4.13%	6.89%	9.65%	7.9%	Indicator of the profitability of our assets
Consolidated or Segment-Level Safety Record (Recordable Incident Rate)	1.6	1.2	0.7	1.0	A cultural measurement important to management, our clients and the families of our employees
Individual Performance	NA	NA	NA	NA	Emphasizes the importance of consistent, personal performance and contribution to the Company, including the achievement of the 2017 Team Goals

*	In Thousands

(1)
“Adjusted Diluted Earnings (Loss) Per Share” as defined for the calculation of the performance achieved under the 2017 annual cash incentive award was defined as the Company’s 2017 earnings before the financial statement impact of impairments, valuation allowances, certain asset sales, phantom stock unit expense, enacted tax reform legislation, and the issuance of our term loan and asset-based lending facility, divided by the weighted-average number of (diluted) shares outstanding during the year.

(2)
“Adjusted EBITDA” as defined for the calculation of the performance achieved under the 2017 annual cash incentive award was defined as the Company’s 2017 earnings before interest, income taxes, depreciation, amortization, loss on extinguishment of debt, impairments, net gain on the sale of certain assets, and phantom stock unit expense.

(3)
“Adjusted EBITDA ROCE” as defined for the calculation of the performance achieved under the 2017 annual cash incentive award was defined as the Company’s 2017 Adjusted EBITDA(2) divided by the Company's average debt and equity for the year ended December 31, 2017, adjusted to remove the financial statement

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COMPENSATION DISCUSSION AND ANALYSIS

impact of impairments, valuation allowances, certain asset sales, phantom stock unit expense, enacted tax reform legislation, and the issuance of our term loan and asset-based lending facility.
After the end of the year, the Compensation Committee determined that for purposes of the annual cash incentive award, the Company’s adjusted diluted earnings per share was a loss of $0.72 per share. In determining the Company’s actual performance for 2017, the Company’s adjusted diluted earnings per share was based on the Company’s 2017 loss per share reported in its financial statements and adjusted to account for significant events not considered by the Compensation Committee in setting the performance targets. Specifically, adjustments were made to mitigate the financial statement impact of impairments, valuation allowances, certain asset sales, the volatility in phantom stock unit expense which fluctuates in relation to our stock price, the impact of the Tax Cuts and Jobs Act which was enacted in December 2017, and actions taken to enhance the liquidity of the Company (the issuance of the Company's term loan and asset-based lending facility). The Company believes that performance goals should be made no easier (or harder) to achieve because of the favorable (or unfavorable) transactions which management executed during the year. Accordingly, these adjustments were made to preserve the level of incentives that were intended when the 2017 performance goals were established.
In order to align the Company’s performance and the named executive officers’ performance with the interests of our shareholders, the Compensation Committee subjectively weighted each of the above performance measures relative to its potential impact on the Company’s performance and creation of shareholder value. For all named executive officers, the performance measures included consolidated Adjusted Diluted Earnings (Loss) Per Share and Individual Performance. For our CEO, CFO and Presidents of our business segments, the performance measures included consolidated Adjusted EBITDA ROCE, consolidated Adjusted EBITDA and a Consolidated Safety Record.
However, for our Well Servicing Senior Vice President, the Compensation Committee included both consolidated and segment-level performance goals to provide incentive to drive the operational results of the segment, while ensuring overall accountability to corporate performance. Accordingly, the Adjusted EBITDA performance measure for Mr. Freeman is based on segment-level Adjusted EBITDA and the safety record performance measure is based on the segment-level safety record. We do not publicly disclose these segment-level measures because they are derived from internal analysis reflecting our confidential business strategy and we believe that the disclosure of these segment-level measures could cause competitive harm to us without commensurate benefit to our shareholders. The targets are intended to be challenging and ambitious but also realistic enough to be reasonably attainable. Our achievement over the last four years in these two measures, as compared to the target level, was 95% on average, with average achievement in segment-level Adjusted EBITDA over the four years of 74% and average achievement in segment-level safety of 115%.
Each named executive officer’s annual cash incentive award is derived from our actual performance with respect to the measures above, on a weighted basis. The weighting of the performance measures for the named executive officers’ target annual cash incentive award for 2017 was as follows:

	Weighting of Performance Measures (at Target Level)(1)
	Adjusted Diluted Earnings Per Share	Consolidated or Segment-Level Adjusted EBITDA	Consolidated Adjusted EBITDA ROCE	Consolidated or Segment-Level Safety Record	Individual Performance
Wm. Stacy Locke	20%	25%	15%	20%	20%
Lorne E. Phillips	20%	25%	15%	20%	20%
Carlos R. Peña	20%	25%	15%	20%	20%
Brian L. Tucker	20%	25%	15%	20%	20%
Joe P. Freeman	20%	40%	NA	20%	20%
(1) The weights set forth in the above table are based upon target performance. Consequently, if our performance falls below or above target with respect to a specific performance goal, the weighting of such performance goal toward the actual amount earned will correspondingly increase or decrease, as the case may be.

In assessing individual performance, the Compensation Committee considered the named executive officers’ achievement, as a team, of the 2017 Team Goals discussed in the section titled "The Role of Team Performance."

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COMPENSATION DISCUSSION AND ANALYSIS

At the end of 2017, the Compensation Committee completed the evaluation of our results and the weighting of the performance measures to help ensure that the annual cash incentive award determinations were aligned with pay-for-performance principles. Based on Company performance measures and the achievement of the 2017 Team Goals, each of the named executive officers earned a 2017 annual cash incentive award above their target level, with the exception of Mr. Freeman. The Compensation Committee made the following annual cash incentive award determinations for our named executive officers for 2017:

	Award Achievement Levels by Performance Measure
	Adjusted Diluted Earnings Per Share	Consolidated or Segment-Level Adjusted EBITDA	Consolidated Adjusted EBITDA ROCE	Consolidated or Segment-Level Safety Record	Individual Performance	2017 Annual Cash Incentive Award
Wm. Stacy Locke
Award Achieved ($)	$143,366	259,855	152,533	$207,258	$186,209	$949,221
Award Achieved (% of Salary Paid)	19%	35%	20%	28%	25%	127%
Lorne E. Phillips
Award Achieved ($)	$57,007	103,326	60,652	$82,412	$74,042	$377,439
Award Achieved (% of Salary Paid)	14%	26%	15%	21%	19%	95%
Carlos R. Peña
Award Achieved ($)	$54,111	98,078	57,571	$78,226	$70,282	$358,268
Award Achieved (% of Salary Paid)	14%	26%	15%	21%	19%	95%
Brian L. Tucker
Award Achieved ($)	$54,107	98,071	57,567	$78,221	$70,276	$358,242
Award Achieved (% of Salary Paid)	14%	26%	15%	21%	19%	95%
Joe P. Freeman
Award Achieved ($)	$37,048	—	NA	$49,375	$63,894	$150,317
Award Achieved (% of Salary Paid)	12%	—%	NA	15%	20%	47%
The named executive officers’ 2017 cash incentive awards are reported in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table.
Long-Term Incentive (LTI) Compensation

The Compensation Committee recognizes the importance of incentive awards that (i) incentivize Company performance and (ii) reward executives in relation to the performance of the Company's stock price, the use of which aligns executive compensation with shareholder interests. Accordingly, the Compensation Committee applies a portfolio approach within the incentive compensation program to leverage the varied benefits of multiple award types, including awards that are earned based on company performance, awards that derive all or a portion of their value from the company's stock price, and cash incentive awards. Additionally, the Compensation Committee recognizes that the portfolio of long-term awards granted in previous years continues to provide incentive during the current year and gives consideration to this portfolio approach when determining the incentive award types granted in any given year.
Accordingly, in 2017, the Compensation Committee granted each of the named executive officers performance-linked equity awards (stock options and performance-based restricted stock unit awards (RSUs)) and long-term cash incentive awards under our 2007 Incentive Plan, except for Mr. Freeman, who received an additional long-term cash incentive award in lieu of stock options in accordance with our policy for employees at or approaching retirement age, which is further described in the section titled "Long-Term Cash Incentive Awards."
In setting the target value of each named executive officer’s 2017 long-term incentive compensation, the Compensation Committee conducted an assessment of the competitive pay information derived by Pearl Meyer to subjectively develop a competitive aggregate target value for such awards. As discussed previously in the section titled "2017 Compensation Highlights," based on the competitive pay analysis performed by Pearl Meyer, and in recognition of the executive management team's performance and leadership through the severe downturn during 2015 and 2016 during which years their compensation was reduced, the Compensation Committee increased the target value of the 2017 long-term incentive compensation of Messrs. Locke, Phillips, Peña, Tucker and Freeman by approximately 33%, 40%, 57%, 59% and 3%, respectively. The increases to both annual and long-term incentive compensation levels preserves the overall proportion of total compensation that is performance-linked, as a majority of this compensation is performance-based.

Additionally, in order to further align the named executive officers' financial interests with the Company's shareholders, the Compensation Committee increased the portion of the named executive officers' target long-term incentive compensation allocated to performance-based awards to 50% in 2017, up from 40% in 2016, and reduced the portion of their long-term incentive compensation allocated to long-term cash incentive awards to 30% in 2017, down from 40% in 2016. Consequently, the named executive officers were granted target LTI compensation in 2017 that was allocated approximately 70% to performance-linked equity awards (stock options and performance-based RSUs), up from 60% allocated to performance-linked awards in 2016.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    40

COMPENSATION DISCUSSION AND ANALYSIS

In order to align the named executive officers’ financial interests with the Company’s shareholders, the Compensation Committee strives to allocate the aggregate target value of long-term incentive compensation in such a way that a majority (50% or more) is allocated to both performance-linked awards (stock options and performance-based RSUs or phantom stock units) and equity-linked awards (stock options, restricted stock units and phantom stock unit awards). As demonstrated below, the Compensation Committee allocated the competitive aggregate target value for each participant's 2017 LTI compensation among performance-linked long-term equity awards (performance-based RSUs (50%) and stock options (20%)) and long-term cash incentive awards (30%).
Accordingly, the Compensation Committee granted the named executive officers the following target values of long-term incentive awards in 2017:

Name	Target Value of Performance-Linked Awards(1)	Long-Term Cash Incentive Awards	Aggregate Target Value of LTI Awards
Wm. Stacy Locke	$1,995,000	$855,000	$2,850,000
Lorne E. Phillips	$549,500	$235,500	$785,000
Carlos R. Peña	$525,000	$225,000	$750,000
Brian L. Tucker	$525,000	$225,000	$750,000
Joe P. Freeman(2)	$160,000	$160,000	$320,000

(1)
The amounts reflect the aggregate target value of the performance-linked awards granted to the named executive officers in 2017. As discussed further in the next section entitled, "Performance-Linked Equity Awards," these values were converted to a number of stock option and RSU awards based on an estimate of our stock price and stock option values. The values shown in the 2017 Summary Compensation Table and 2017 Grants of Plan-Based Awards are different from the amounts presented above, as the amounts in those tables are calculated based on the grant date fair value, which is computed in accordance with ASC Topic 718.

(2)
Mr. Freeman received an additional $32,000 long-term cash incentive award in lieu of stock options pursuant to the Company's policy further described in the section titled "Long-Term Cash Incentive Awards."

Performance-Linked Equity Awards
Stock option and RSU award performance is tied directly to the Company’s stock price; therefore, we believe they are closely correlated with our shareholders’ interests. These awards are intended to instill a sense of ownership in our named executive officers, incentivize them to have a long-term focus for our business, reward them for creating value for our shareholders, and align their financial interests with that of our shareholders.
The competitive aggregate target value allocated to stock options and RSU awards was converted to a number of stock option and RSU awards based on a representative "stock price” for our common stock (an average of the closing prices of our common stock from December 22, 2016 to January 13, 2017) and an estimated fair value of stock options based on, among other things, the representative stock price.
Accordingly, the Compensation Committee granted the named executive officers the following performance-linked equity awards in 2017:

Name	Stock Options (#)	Target Performance-Based RSU Awards (#)	Aggregate Grant Date Fair Value of Performance-Linked Awards ($)(1)
Wm. Stacy Locke	133,960	212,054	$2,219,733
Lorne E. Phillips	36,898	58,408	$611,402
Carlos R. Peña	35,253	55,804	$584,145
Brian L. Tucker	35,253	55,804	$584,145
Joe P. Freeman(2)	—	23,810	$184,560

(1)
The amounts reflect the aggregate grant date fair value of the stock options and target RSU awards granted in 2017 to the named executive officers, as applicable, computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements of our 2017 Annual Report on Form 10-K filed with the SEC on February 16, 2018.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    41

COMPENSATION DISCUSSION AND ANALYSIS

(2)
Mr. Freeman received an additional $32,000 long-term cash incentive award in lieu of stock options pursuant to the Company's policy further described in the section titled "Long-Term Cash Incentive Awards."

The stock options granted to the named executive officers as set forth in the table above will vest annually over a three year period from the date of grant, in three equal annual installments, subject to the continued service of the respective named executive officer through the date of vesting.
The number of performance-based RSUs set forth in the above table reflects the target number of RSUs to be earned by each named executive officer following a three-year performance period (January 1, 2017 to December 31, 2019). The actual number of RSUs that each named executive officer may earn, which may be greater or less than his respective target number, will be based on a weighted average of our relative performance versus a defined group of 11 peer companies (the “Performance Peer Group”) over the three-year performance period in each of the three metrics below, which are weighted as follows:

•	Total Shareholder Return (“TSR”), which represents 50% of the total award;

•	EBITDA growth, which represents 25% of the total award; and

•	EBITDA return on capital employed (“EBITDA ROCE”), which represents 25% of the total award.
In order to align the Company’s performance and the named executive officers’ performance with the interests of our shareholders, the Compensation Committee subjectively weighted each of the above performance measures relative to its potential impact on the Company’s performance and creation of shareholder value.
Accordingly, the actual number of performance-based RSUs that each named executive officer may earn at the end of the three-year performance period may vary from zero to 200% of his respective target amount, as shown in the following table:

Our performance relative (on weighted average(2)) to the EBITDA growth; EBITDA ROCE; and TSR of the Performance Peer Group	Percentage of Target Performance-Based RSU Awards that may be Earned(1)	Percentage of Maximum Performance-Based RSU Awards that may be Earned(1)
<25th Percentile	0%	0%
25th Percentile	25%	12.5%
50th Percentile	100%	50%
90th Percentile	200%	100%

(1)	If our performance falls between performance levels, the earned percentage will be linearly interpolated.

(2)
The total performance percentile achieved is a weighted average of the performance percentiles achieved for each of the three metrics, weighted 50% for TSR and 25% each for EBITDA growth and EBITDA ROCE performance.

Our executive compensation program is generally designed to achieve target direct compensation (base salary, target annual cash incentive award and target long-term incentive awards) for our named executive officers at the market median compensation level, as determined by our compensation consultant. See additional disclosure in the section titled "The Role of the Compensation Consultant." Accordingly, under our long-term performance-based awards, if the Company’s performance over the relevant period were to fall exactly in the middle of the peer group, the participant would receive a target award equal to 50% of the maximum potential award. We believe this design drives improved performance because of the opportunity for above-target payouts for above-median performance. See additional disclosure in the section titled "2017 Target Direct Compensation."
Following the three-year performance period, our performance in each of the three weighted performance measures (i.e., EBITDA growth, EBITDA ROCE, and TSR) will be compared to the relative performance of the Performance Peer Group, and the applicable earning percentage (i.e., 0% to 200%) will be assigned to each such performance measure. Each named executive officer’s final RSU awards are equal to the product of (i) the weighted average of the three earning percentages and (ii) his respective target number of performance-based RSU awards.

The Performance Peer Group consisted of Nabors Industries, Helmerich & Payne, Patterson-UTI Energy, Parker Drilling, Superior Energy Services, Tesco Corporation, Newpark Resources, Inc., Oil States International, RPC, Inc., TETRA Technologies, Inc. and Precision Drilling, all of which the Compensation Committee believes we compete with directly for daily business or for investors, including similarly sized peers that provide product or service offerings to our shared group of target customers. Because the companies in the Performance Peer Group are direct competitors to us either for business or for investors, the Compensation Committee subjectively determined that these companies provide a better comparison for EBITDA growth, EBITDA ROCE and TSR than the Custom Peer Group, which consists of a broader group of companies with which we compete for employee talent. Companies in the Performance Peer Group that declare bankruptcy are placed at the bottom of the ranking, and companies that are acquired are removed from the Performance Peer Group.
Following the end of the three-year performance period, the Compensation Committee will approve the final RSUs that each named executive officer earned and such RSUs will cliff vest in April 2020 and convert to common stock. See the 2017 Grants of Plan-Based Awards for each named executive officer's respective threshold, target and maximum number of RSUs.
The aggregate grant date fair value of the named executive officer’s stock options and target restricted stock unit awards, as applicable, are reported in the “Option Awards” column and “Stock Awards” column, respectively, of the 2017 Summary Compensation table.
Under the 2014 RSU award, which had a performance period of of January 1, 2014 to December 31, 2016, Messrs. Locke, Phillips, Peña, Tucker and Freeman each received approximately 121% of their target award shares, representing 112,545, 37,818, 32,453, 13,223 and 13,452 shares of common stock, respectively, which vested in April 2017.
We do not have a program, plan or practice to time our long-term equity incentive awards in coordination with the release of material, non-public information. In the event that material non-public information becomes known to the Compensation Committee prior to granting long-term equity incentive awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the long-term equity incentive award in order to avoid any impropriety.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    42

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Cash Incentive Awards
In order to continue our practice of offering equity compensation awards to levels of management below the named executive officers, while still maintaining total equity awards granted at a consistent level with prior years, the Compensation Committee elected to again provide long-term cash incentive awards to executive officers rather than time-based equity awards. Accordingly, in 2017, the Compensation Committee granted the named executive officer the following long-term cash incentive awards:

Name	Aggregate Long-Term Cash Incentive Awards ($)
Wm. Stacy Locke	$855,000
Lorne E. Phillips	$235,500
Carlos R. Peña	$225,000
Brian L. Tucker	$225,000
Joe P. Freeman(1)	$160,000

(1)	This amount includes $32,000 of long-term incentive cash awards granted to Mr. Freeman in lieu of stock options.
The cash awards vest and become payable in one-third increments on April 30th of each of the three years following the grant date, assuming the named executive officer provides continuous service through the applicable vesting date; provided that, at the Compensation Committee’s sole discretion, up to 50% of any such payment may be paid in shares of the Company’s common stock instead of in cash. These awards have historically been paid in cash.
In 2012, we adopted a policy that allows any employee, including any named executive officer, who has attained (i) normal retirement age of 65, or (ii) at least the age of 60 with 5 or more years of service with the Company, to receive a long-term cash incentive award in lieu of their stock options and time-based equity awards. The Compensation Committee adopted this policy to provide strong retention incentives for employees close to retirement. In accordance with this policy, the Compensation Committee awarded Mr. Freeman an additional $32,000 of long-term cash incentive award in lieu of his annual stock option awards in 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Target Direct Compensation

Our executive compensation program is generally designed to achieve target direct compensation (base salary, target annual cash incentive award and target long-term incentive awards) for our named executive officers at the market median compensation level, as determined by our compensation consultant. See additional disclosure in the section titled "The Role of the Compensation Consultant." Accordingly, under our long-term performance-based awards, if the Company’s performance over the relevant period were to fall exactly in the middle of the peer group, the participant would receive a target award equal to 50% of the maximum potential award. We believe this design drives improved performance because of the opportunity for above-target payouts for above-median performance.
Based upon the most recent competitive pay information derived by Pearl Meyer, our 2017 executive compensation program provided target direct compensation (i.e., base salary, target annual cash incentive award and target long-term incentive awards) that was competitive and aligned with the market for which we believe we compete for employee talent, as the following table illustrates.
The 2017 target direct compensation (the "target compensation") for each of the named executive officers, except Mr. Freeman, was within a 6% range of the median compensation level of the market consensus as determined by our compensation consultant (the "market median"). As illustrated in the above graph, the target compensation for Messrs. Locke and Tucker were slightly above the market median, while the target compensation for Messrs. Phillips and Peña were slightly below the market median. Including Mr. Freeman, whose target compensation fell below the market median, the average of our named executive officers' target compensation, as compared to the market median, was 2% below market median. The Compensation Committee uses the competitive pay information as a “market check” to ensure, in its subjective judgment, that the named executive officers’ base salary, target total cash compensation, target long-term incentive awards and target direct compensation remain competitive. Based on this market check, the Compensation Committee believes the 2017 target compensation of the named executive officers to be appropriate and aligned with Company performance. The Compensation Committee also considered the results of this market check in its determination of the executive compensation program for 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Practices, Policies & Guidelines

Stock Ownership Requirements
In order to strengthen the alignment of the interests of the named executive officers and shareholders and to increase visibility of the named executive officers’ and directors’ stock ownership, we have the following stock ownership requirements, which were increased in 2015 as follows:

Minimum Stock Ownership
	Previous Requirement	Revised Requirement
Chief Executive Officer	3X annual base salary	5X annual base salary
All Other Named Executive Officers	2X annual base salary	3X annual base salary
Chairman of the Board	3X annual board retainer fee*	6X annual board retainer fee*
Non-Employee Directors	3X annual board retainer fee*	5X annual board retainer fee*
* Excludes the committees' annual retainer fees.
Generally, the ownership target is to be acquired no later than the December 31 following the fifth anniversary of the director’s initial appointment or election to the Board, or the fifth anniversary following the change in the ownership requirement. For purposes of the above calculation, unvested restricted stock and restricted stock units may be counted toward the applicable ownership requirement.
Because the stock ownership requirements were revised during 2015, all named executive officers and directors will be required to comply with the revised requirements by December 31, 2020. Until then, the previous requirement as shown in the table above is in effect. Additionally, because the fee structure for the non-employee directors was revised effective January 1, 2017, the annual board retainer that was applicable for the year ended December 31, 2016 will serve as the annual board retainer fee basis for the ownership calculations until the fifth anniversary following the change in annual retainer fees, which is January 1, 2022.
As of May 17, 2017, all of our non-employee directors and named executive officers were in compliance with their stock ownership requirements and remain in compliance. Messrs. Tucker and Freeman initially became subject to the stock ownership guidelines in 2015 and thus have until December 31, 2020 to meet their respective ownership requirements.
Health, Welfare and Retirement Benefits
We offer a standard range of health and welfare benefits to substantially all of our U.S. employees, including the named executive officers. These benefits include medical, prescription drug and dental coverage, life and accidental death and dismemberment insurance, vacation, sick leave and other paid holidays. In addition, long-term disability insurance benefits and optional short-term coverage is available to all of our employees. These benefits are intended to aid in the health and well-being of our employees, as well as contribute directly to a productive and successful work life, which the Compensation Committee believes will enhance the financial results for us and our shareholders.
We also offer all of our U.S. employees the opportunity to participate in our defined contribution 401(k) plan. Under the plan, we make matching contributions equal to 50% of the participant’s contributions on the first 8% of compensation deferred under the plan. Under this matching scheme, employees become fully vested in our matching contributions after three years of employment. In an effort to reduce costs in response to the downturn in our industry, the Compensation Committee temporarily suspended the matching contributions from February 1, 2016 through December 31, 2016, which were reinstated effective January 1, 2017. The 2017 Summary Compensation Table reflects our contributions to the 401(k) plan for each named executive officer in 2017.
In 2013, the Company implemented the Pioneer Energy Services Corp. Nonqualified Retirement Savings and Investment Plan (the "NRSIP"), an unfunded nonqualified deferred compensation plan for its non-employee directors and a select group of management or highly compensated employees. Under the NRSIP, (i) eligible employees were able to irrevocably elect to defer up to 80% of their base salary, up to 100% of their bonuses, or up to 100% of their restricted stock units, and (ii) non-employee directors were able to irrevocably elect to defer up to 100% of their director fees or 100% of their restricted stock awards. However, due to a lack of participation, the Company discontinued the NRSIP in 2017, and no further deferrals are permitted to be made by eligible employees, effective January 1, 2017.
Perquisites
We provide a limited number of perquisites to the named executive officers, including payment of life insurance premiums, Petroleum Club dues for our CEO, and a car allowance for named executive officers who primarily work in our field location offices. The life insurance policy pays the beneficiary an amount equal to the applicable named executive officer’s annual salary up to a maximum of $300,000.
Effective December 31, 2010, the Compensation Committee adopted a policy prohibiting the payment of country club memberships for any of the named executive officers.
The "All Other Compensation" column of the 2017 Summary Compensation Table shows the value of perquisites we provided to the named executive officers in 2017.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    45

COMPENSATION DISCUSSION AND ANALYSIS

Recoupment of Incentive Compensation Policy (Claw-back Policy)
The Board is dedicated to maintaining and enhancing a culture focused on integrity and accountability which discourages conduct detrimental to the Company’s sustainable growth. On March 26, 2015, the Board approved and adopted a Recoupment of Incentive Compensation Policy (“Recoupment Policy”). The Recoupment Policy applies to the Company’s current and former executive officers (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended) and any other employee or former employee of the Company and its subsidiaries designated by the Board from time to time (each, a “Covered Employee”).
Under the Recoupment Policy, the Board may claw back incentive compensation paid or payable to a Covered Employee if the Company is required to file an adverse accounting restatement with the SEC due to material noncompliance with any financial reporting requirement under federal securities law. If triggered, then to the fullest extent permitted by law, the Board may require the Covered Employee to reimburse or forfeit (as applicable) the excess incentive compensation paid, granted or awarded to the Covered Employee during the three-year period ending on the date of filing of the accounting restatement based on the erroneous performance data. In making the determination to claw back such incentive compensation, the Board will take into account such factors as it deems appropriate, including, among other things, whether the Covered Employee engaged in fraud or misconduct that caused or was a significant contributing factor to the accounting restatement, and the amount of the excess incentive compensation.
In addition, under the Recoupment Policy the Board may claw back incentive compensation paid or payable to a Covered Employee if the Board determines that the Covered Employee violated the Company’s Corporate Code of Business Conduct and Ethics (“Code of Conduct”), and such violation is not waived pursuant to the terms of the Code of Conduct. If triggered, then to the fullest extent permitted by law, the Board may require the Covered Employee to reimburse or forfeit (as applicable) any incentive compensation paid, granted or awarded to the Covered Employee during the fiscal year in which such violation occurred and the immediately preceding fiscal year. The amount of any incentive compensation to be clawed back, if any, will be in the Board’s discretion, which will consider, among other things, the seriousness and magnitude of the Code of Conduct violation.
The Recoupment Policy applies to all incentive compensation paid or payable to Covered Employees on or after May 21, 2015.
Anti-Hedging and Pledging Policy
The Company's insider trading policy prohibits the Company's employees, including the named executive officers, from engaging in hedging transactions involving the Company's securities. Additionally, the Company's insider trading policy prohibits the Company's employees, including the named executive officers, from placing the Company's securities in a margin account or pledging the Company's securities as collateral for a loan.
Compliance with Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code (“Code”) limits our ability to deduct certain compensation paid to a “covered employee” (as defined in the Code) to the extent such compensation exceeds $1 million in any fiscal year. Before 2018, the $1 million deduction limitation did not apply to “performance-based compensation” (as defined under Section 162(m) of the Code). However, recent U.S. tax legislation generally eliminated this exception for compensation paid by us to a covered employee after December 31, 2017. As a result, compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for limited transition relief applicable to certain arrangements in place as of November 2, 2017. The application and interpretation of this transition relief is unclear at this time. As a result, no assurance can be given that cash or equity incentive compensation granted to a covered employee on or before November 2, 2017, but payable after December 31, 2017, that was intended to qualify as “performance-based compensation” will in fact do so. Further, the Compensation Committee reserves the right to modify outstanding awards that were initially intended to qualify as “performance-based compensation” if it determines that such modifications are consistent with our business needs.
The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of the relevant factors taken into consideration. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn compensation which may not be deductible by reason of Section 162(m) or other provisions of the Code.
The Compensation Committee believes it is important to maintain compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) deduction limitation.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    46

2018 COMPENSATION ACTIONS
On January 25, 2018, the Compensation Committee approved the following grants of plan-based awards to the Company's executive officers:

Name	Target Annual Cash Incentive Award ($)(1)	Long-Term Cash Incentive Award ($)(2)	Shares Subject to Time-Based RSUs(3)	Target Shares Subject to Performance-Based Phantom Stock Unit Awards (#)(4)
Wm. Stacy Locke	$745,000	$570,000	265,528	442,547
Lorne E. Phillips	$296,250	$157,000	73,137	121,894
Carlos R. Peña	$281,250	$150,000	69,876	116,460
Brian L. Tucker	$281,250	$150,000	69,876	116,460
Joe P. Freeman	$198,000	$206,250	—	64,053
Bryce T. Seki	$96,000	$36,000	7,453	18,634

(1)
Annual Cash Incentive Award - The amounts shown reflect the target payout under an annual cash incentive award granted to each of the executive officers in 2018 under the 2007 Incentive Plan, for which the payouts are based upon the target percentage of each named executive officer’s respective base salary expected to be paid in 2018. The actual amount of the cash incentive award that each executive officer may earn can range from zero to 200% and will be determined by comparing our actual performance in 2018 against a scorecard of weighted performance measures (i.e., diluted earnings (loss) per share; consolidated or segment-level Adjusted EBITDA; consolidated Adjusted EBITDA ROCE; consolidated or segment-level safety record; and individual performance) and associated performance levels approved by the Compensation Committee.

(2)	Long-Term Cash Incentive Award - The award will vest in three equal annual installments from the date of grant, subject to the continued service of the respective executive officer.

(3)
Time-Based RSU Award - These RSU awards were granted under our 2007 Incentive Plan and will vest in three equal annual installments from the date of grant, subject to the continued service of the respective executive officer.

(4)
Performance-Based Phantom Stock Unit Award - The award amounts shown reflect the target number of shares of phantom stock units that each of the executive officers may earn under a performance-based phantom stock unit award granted in 2018 under the 2007 Incentive Plan, which are expected to be settled in cash when they vest. The actual amount that the executive officers may earn can range from zero to 200% and will be based on the weighted average of our relative EBITDA ROCE and TSR versus the Performance Peer Group over a three-year performance period, with the additional conditions that the portion of total payout that is achieved above the target level will be reduced by half if the TSR of the Company is negative and the cash payment for each phantom stock unit is limited to three times the stock price at the date of grant.

In consideration of the strong shareholder support of 2016 executive compensation and the competitive pay information derived from Pearl Meyers, the Compensation Committee decided to keep the 2018 overall incentive compensation levels aligned with those of the 2017 program, and make targeted improvements to the Long-Term Incentive (LTI) award program. The resulting key decisions related to our 2018 compensation program are as follows:

▪
Held Named Executive Officer Target Compensation Levels Flat. The Compensation Committee did not make any changes to the named executive officers' base salaries, target annual cash incentive award levels or their target long-term incentive compensation levels, except for an increase in Mr. Freeman's long-term incentive award compensation to better align his target compensation with the most recent competitive pay analysis. As described in more detail in the section "2017 Target Direct Compensation", Mr. Freeman's target direct compensation fell below the market median in 2017, and in consideration of this, the Compensation Committee decided to increase his target LTI to 125% of his base salary in 2018, from 100% in 2017.

▪
Determined the Mix and Vesting Conditions of Awards Comprising the 2018 Long-Term Incentive Compensation Program. In line with the Compensation Committee's objective of creating a portfolio of LTI compensation that is shareholder aligned, with at least 50% comprised of performance-linked awards and at least 50% comprised of equity-linked awards, the Compensation Committee subjectively allocated and set vesting conditions for the LTI compensation as follows:

▪
Increased the Portion of LTI Compensation Allocated to Equity-Linked Awards. For the second year in a row, the Compensation Committee allocated a larger portion of the LTI awards to equity-linked awards, increasing the percentage to 80% in 2018, from 70% in 2017, and reducing the percentage allocated to long-term cash incentive awards to 20% in 2018 from 30% in 2017. Consequently, the named executive officers were granted target LTI compensation in 2018 that was allocated approximately 50% to performance-based phantom stock unit awards, 30% to time-based RSU awards, and 20% to long-term incentive cash. In part to preserve the number of shares available for future issuance under the 2007 Incentive Plan, the Compensation Committee granted performance-based phantom stock unit awards in 2018, instead of performance-based RSU awards.

▪
Revised the Performance-Based Award Vesting Conditions and Limited the Potential Payout. The performance-based phantom stock unit awards granted in 2018 include an additional vesting condition that reduces the portion of total payout achieved above target level by half when the Company's TSR is negative. We also revised the maximum payout of these phantom stock awards by limiting the appreciation of each unit to be no more than three times the stock price at the date of grant, as opposed to the 2016 awards' maximum of four times the stock price at the date of grant.

▪
Held Non-Employee Director Compensation Flat. The Compensation Committee decided to grant restricted stock awards in 2018 with a grant date fair market value of approximately $115,000. The Compensation Committee has not increased the level of equity or cash compensation for non-employee directors since 2013, except for the increase of the annual retainer for the Chairman of the Board in 2015.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    47

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Pioneer Energy Services Corp. has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the management of Pioneer Energy Services Corp., and, based on such review and discussions, the Compensation Committee recommended to the Board of Pioneer Energy Services Corp. that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Dean A. Burkhardt
John Michael Rauh
C. John Thompson
Scott D. Urban, Chairman
The information in the Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended ("the Exchange Act"), nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

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EXECUTIVE COMPENSATION
2017 Summary Compensation Table
The following table presents information concerning compensation for all services rendered to us by our named executive officers, in all capacities, during the fiscal years ended December 31, 2017, 2016 and 2015:

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Stock Awards(3) (4)	Non-Equity Incentive Plan Compen- sation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compen- sation(7)	Total
Wm. Stacy Locke, Director, President and Chief Executive Officer	2017	$744,423	$511,400	$576,028	$1,643,705	$949,221	$—	$12,871	$4,437,648
	2016	$715,000	$225,400	$301,957	$573,075	$470,699	$—	$2,173	$2,288,304
	2015	$715,000	$—	$324,576	$1,963,060	$284,231	$—	$27,302	$3,314,169
Lorne E. Phillips, Executive Vice President and Chief Financial Officer	2017	$394,615	$182,880	$158,661	$452,741	$377,439	$—	$11,432	$1,577,768
	2016	$375,000	$82,880	$105,579	$200,378	$146,560	$—	$696	$911,093
	2015	$375,000	$—	$119,347	$239,785	$89,444	$—	$25,696	$849,272
Carlos R. Peña, Executive Vice President and President of Wireline and Coiled Tubing Services(8)	2017	$374,423	$153,513	$151,588	$432,557	$358,268	$—	$11,432	$1,481,781
	2016	$345,000	$68,413	$89,848	$170,520	$134,834	$—	$696	$809,311
	2015	$345,000	$—	$98,515	$197,936	$82,288	$—	$25,696	$749,435
Brian L. Tucker, Executive Vice President and President of Drilling and Well Servicing(9)	2017	$374,327	$139,083	$151,588	$432,557	$358,242	$—	$11,432	$1,467,229
	2016	$340,000	$55,216	$88,546	$168,048	$132,880	$—	$696	$785,386
	2015	$340,000	$58,333	$79,512	$159,754	$101,217	$—	$26,246	$765,062
Joe P. Freeman, Senior Vice President of Well Servicing Segment	2017	$320,385	$147,215	$—	$184,560	$150,317	$—	$25,541	$828,018
	2016	$320,000	$131,665	$—	$85,493	$125,563	$—	$14,821	$677,542
	2015	$320,000	$138,635	$—	$73,451	$76,109	$—	$25,421	$633,616

(1)
For Messrs. Locke, Phillips, Peña and Tucker, (i) the amounts in 2017 represent the aggregate of their first and second installments of the vested portions of the long-term cash incentive awards granted during 2016 and 2015, respectively, and (ii) the amounts in 2016 represent the first installment of the vested portion of the long-term cash incentive awards granted during 2015, for which, in all cases, such long-term cash incentive awards vest in three equal annual installments subject to the named executive officer's continued service through the vesting date.

For Mr. Tucker, the amount in 2015 reflects the third and final installment of a deferred cash bonus of $175,000 that Mr. Tucker received in connection with his employment with the Company in May 2012. This deferred bonus was payable in three equal installments of $58,333, with the last installment being paid in May 2015.
For Mr. Freeman, each year represents an aggregate of three installments which were the vested portions of the long-term cash incentive awards granted during the immediately preceding three years, in all cases, with vesting in three equal annual installments subject to Mr. Freeman's continued service through the vesting date.

(2)
The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the option awards granted to the respective named executive officers during the respective fiscal year, computed in accordance with ASC Topic 718, Stock Compensation. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2017. Please see the 2017 Grants of Plan-Based Awards Table for further information regarding the option awards we granted during 2017.

(3)
For 2017 and 2015, these amounts reflect the grant date fair value of the RSU awards granted during 2017 and 2015, respectively, to the respective named executive officers. For 2016, these amounts reflect the grant date fair value of the phantom stock unit awards granted during 2016 to the respective named executive officers.

The grant date fair values of the RSU awards and the phantom stock unit awards are based on the target performance level, and are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, Stock Compensation. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2017. Please see the 2017 Grants of Plan-Based Awards Table for further information regarding the RSU awards we granted during 2017.
The aggregate grant date fair value of the stock awards granted in the respective years, assuming the highest level of performance conditions will be achieved, would be as follows:

	Stock Awards Granted In
Name	2017	2016	2015
Wm. Stacy Locke(a)	$2,322,278	$832,832	$2,930,101
Lorne E. Phillips	$639,647	$291,203	$349,165
Carlos R. Peña	$611,130	$247,811	$288,226
Brian L. Tucker	$611,130	$244,219	$232,627
Joe P. Freeman	$260,752	$124,244	$106,956

(a)
For Mr. Locke, $1,167,557 of the 2015 amount represents the aggregate grant date fair value (assuming the highest level of performance conditions will be achieved) of the Excess RSU Awards deemed for accounting purposes under ASC Topic 718 to have been granted in 2015.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    49

EXECUTIVE COMPENSATION

(4)
In 2015, the Board determined that the Compensation Committee had inadvertently granted certain RSU awards to Mr. Locke in 2013 and 2014 in excess of the then-individual annual award limit of 200,000 shares (the “Annual Stock Award Limit”) under the 2007 Incentive Plan. In order to rectify this situation and confirm the validity of such RSU Awards, the Company sought shareholder ratification of the portion of the performance-based RSU awards that were granted in 2013 and 2014 in excess of the Annual Stock Award Limit (collectively, the “Excess RSU Awards”). Our shareholders ratified and approved the Excess RSU Awards at the Company’s 2015 Annual Meeting of Shareholders. Accordingly, the Excess RSU Awards are deemed for accounting purposes under ASC Topic 718 to have been newly granted as of the date of shareholder ratification and the aggregate grant date fair value of the Excess RSU Awards of $752,666, computed in accordance with ASC Topic 718, is included in the 2015 “Stock Awards” column for Mr. Locke. For further information on the Excess RSU Awards, see the section titled “Long-Term Incentive (LTI) Compensation” of the Compensation Discussion and Analysis in our 2016 Proxy Statement filed with the SEC on April 18, 2016.

(5)
The amounts reported for each year reflect the annual cash incentive awards earned in the respective year, but paid in the following year. (For example, the amounts reported for 2017 reflect the annual cash incentive awards earned in 2017, but paid in 2018.)

For Mr. Freeman, $38,055 of his annual cash incentive award which was earned in 2015 was deferred under Pioneer's Nonqualified Retirement Savings and Investment Plan.

(6)	Earnings reflected in the 2017 Nonqualified Deferred Compensation Table are not included as they are not above-market or preferential earnings.

(7)	The amounts shown in the “All Other Compensation” column for 2017 are presented in the table below. All of the amounts reflected in the below table were valued based on the Company's direct costs.

Name	Auto Allowance	401K Matching Contributions	Life Insurance Premiums	Petroleum Club Dues	Total
Wm. Stacy Locke	$—	$10,600	$832	$1,439	$12,871
Lorne E. Phillips	$—	$10,600	$832	$—	$11,432
Carlos R. Peña	$—	$10,600	$832	$—	$11,432
Brian L. Tucker	$—	$10,600	$832	$—	$11,432
Joe P. Freeman	$14,400	$10,600	$541	$—	$25,541

(8)
On April 2, 2018, Mr. Peña assumed the role of Executive Vice President and President of Wireline and Coiled Tubing Services; previously, Mr. Peña served as the Company's Executive Vice President, President of Production Services Business, General Counsel, Secretary and Compliance Officer.

(9)
On April 2, 2018, Mr. Tucker assumed the role of Executive Vice President and President of Drilling and Well Servicing; previously, Mr. Tucker served as the Company's Executive Vice President and President of Drilling Services Business.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    50

EXECUTIVE COMPENSATION

2017 Grants of Plan-Based Awards
The following table summarizes information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2017:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name		Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Wm. Stacy Locke	(1)	1/26/2017	$335,250	$745,000	$1,490,000	—	—	—	—	—	—
	(2)	1/26/2017	—	$855,000	—	—	—	—	—	—	—
	(3)	1/26/2017	—	—	—	16,434	212,054	424,108	—	—	$1,643,705
	(4)	1/26/2017	—	—	—	—	—	—	133,960	$6.40	$576,028
Lorne E. Phillips	(1)	1/26/2017	$133,313	$296,250	$592,500	—	—	—	—	—	—
	(2)	1/26/2017	—	$235,500	—	—	—	—	—	—	—
	(3)	1/26/2017	—	—	—	4,527	58,408	116,816	—	—	$452,741
	(4)	1/26/2017	—	—	—	—	—	—	36,898	$6.40	$158,661
Carlos R. Peña	(1)	1/26/2017	$126,563	$281,250	$562,500	—	—	—	—	—	—
	(2)	1/26/2017	—	$225,000	—	—	—	—	—	—	—
	(3)	1/26/2017	—	—	—	4,325	55,804	111,608	—	—	$432,557
	(4)	1/26/2017	—	—	—	—	—	—	35,253	$6.40	$151,588
Brian L. Tucker	(1)	1/26/2017	$126,563	$281,250	$562,500	—	—	—	—	—	—
	(2)	1/26/2017	—	$225,000	—	—	—	—	—	—	—
	(3)	1/26/2017	—	—	—	4,325	55,804	111,608	—	—	$432,557
	(4)	1/26/2017	—	—	—	—	—	—	35,253	$6.40	$151,588
Joe P. Freeman	(1)	1/26/2017	$86,616	$192,480	$384,960	—	—	—	—	—	—
	(2)	1/26/2017	—	$160,000	—	—	—	—	—	—	—
	(3)	1/26/2017	—	—	—	1,845	23,810	47,620	—	—	$184,560

(1)
Annual Cash Incentive Award - The amounts shown reflect the range of possible payouts under a cash incentive award granted to each of the named executive officers in 2017 under the 2007 Incentive Plan, for which the payouts are based upon percentages of each named executive officer’s respective base salary paid in 2017. For example, (i) the threshold, target and maximum levels for Mr. Locke are calculated as 45%, 100% and 200%, respectively, of his respective base salary paid in 2017, (ii) the threshold, target and maximum levels for Mr. Freeman are calculated as 27%, 60% and 120%, respectively, of his respective base salary paid in 2017, and (iii) the threshold, target and maximum levels for the other named executive officers are calculated as 34%, 75% and 150%, respectively, of their respective base salary paid in 2017. The actual amount of the cash incentive award is determined by comparing our actual performance in 2017 against a scorecard of weighted performance measures (i.e. adjusted diluted earnings (loss) per share; consolidated or segment-level Adjusted EBITDA; consolidated Adjusted EBITDA ROCE; consolidated or segment-level safety record; and individual performance) and associated performance levels approved by the Compensation Committee. Please see “Compensation Discussion and Analysis – Annual Cash Incentive Compensation” and "2017 Summary Compensation Table" for more information regarding the 2017 annual cash incentive awards.

(2)
Long-Term Cash Incentive Award - The long-term cash awards were granted under the 2007 Incentive Plan and will vest and be payable over three years, subject to the continued service of the respective named executive officer through the date of vesting. See "Compensation Discussion and Analysis – Long-Term Incentive Compensation" for more information regarding the Long-Term Cash Incentive Awards.

(3)
Performance-Based RSU Award - The award amounts shown reflect the range of possible RSU awards that each of the named executive officers may earn under a performance-based award granted in 2017 under the 2007 Incentive Plan. The actual number of RSU awards that the named executive officers earn will be based on the weighted average of our relative EBITDA growth, EBITDA ROCE, and TSR versus the Performance Peer Group over a three-year performance period. Please see “Compensation Discussion and Analysis – Long-Term Incentive (LTI) Compensation” for more information regarding the RSU awards. In general, any RSU awards that are earned by the named executive officers will cliff vest in April 2020 and convert to common stock.

(4)	Stock Option Award - These stock option awards were granted under our 2007 Incentive Plan and will vest in three equal annual installments from the date of grant.

(5)
For the RSU awards, these amounts reflect the aggregate grant date fair value of the RSU awards based upon the probable outcome of the performance conditions (for 2017, at the target performance level), and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, Stock Compensation.

For the stock options, these amounts reflect the aggregate grant date fair value of the stock options computed in accordance with ASC Topic 718, Stock Compensation.
For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2017.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    51

EXECUTIVE COMPENSATION

2017 Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning outstanding equity awards held by the named executive officers as of December 31, 2017.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(7) ($)	Equity Incentive Plan Awards:
Name									Number of Unearned Shares or Units That Have Not Vested (#)		Market or Payout Value of Unearned Shares or Units That Have Not Vested(7) ($)
Wm. Stacy Locke	180,000	—		$17.07	8/27/2018	—		—	—		—
	236,000	—		$3.84	3/1/2019	—		—	—		—
	181,800	—		$8.86	2/1/2020	—		—	—		—
	155,919	—		$9.01	2/1/2021	—		—	—		—
	191,697	—		$8.92	1/30/2022	—		—	—		—
	92,796	—		$7.58	1/31/2023	—		—	—		—
	86,615	—		$8.44	1/30/2024	—		—	—		—
	90,160	45,080	(1)	$4.10	1/29/2025	153,973	(4)	$469,618	—		—
	122,746	245,494	(2)	$1.31	1/28/2026	—		—	424,752	(5)	$1,295,494
	—	133,960	(3)	$6.40	1/26/2027	—		—	212,054	(6)	$646,765
Lorne E. Phillips	100,000	—		$4.73	2/1/2019	—		—	—		—
	90,000	—		$3.84	3/1/2019	—		—	—		—
	75,400	—		$8.86	2/1/2020	—		—	—		—
	64,665	—		$9.01	2/1/2021	—		—	—		—
	54,152	—		$8.92	1/30/2022	—		—	—		—
	26,862	—		$7.58	1/31/2023	—		—	—		—
	29,106	—		$8.44	1/30/2024	—		—	—		—
	33,152	16,576	(1)	$4.10	1/29/2025	56,616	(4)	$172,679	—		—
	42,918	85,837	(2)	$1.31	1/28/2026	—		—	148,515	(5)	$452,971
	—	36,898	(3)	$6.40	1/26/2027	—		—	58,408	(6)	$178,144
Carlos R. Peña	15,000	—		$5.51	10/26/2018	—		—	—		—
	63,000	—		$3.84	3/1/2019	—		—	—		—
	53,000	—		$8.86	2/1/2020	—		—	—		—
	48,157	—		$9.01	2/1/2021	—		—	—		—
	48,736	—		$8.92	1/30/2022	—		—	—		—
	24,420	—		$7.58	1/31/2023	—		—	—		—
	24,977	—		$8.44	1/30/2024	—		—	—		—
	27,365	13,683	(1)	$4.10	1/29/2025	46,734	(4)	$142,539	—		—
	36,523	73,048	(2)	$1.31	1/28/2026	—		—	126,386	(5)	$385,477
	—	35,253	(3)	$6.40	1/26/2027	—		—	55,804	(6)	$170,202
Brian L. Tucker	55,000	—		$7.02	6/4/2022	—		—	—		—
	11,623	—		$7.58	1/31/2023	—		—	—		—
	10,177	—		$8.44	1/30/2024	—		—	—		—
	22,086	11,044	(1)	$4.10	1/29/2025	37,719	(4)	$115,043	—		—
	35,994	71,989	(2)	$1.31	1/28/2026	—		—	124,554	(5)	$379,890
	—	35,253	(3)	$6.40	1/26/2027	—		—	55,804	(6)	$170,202
Joe P. Freeman	75,000	—		$13.57	3/3/2018	—		—	—		—
	28,500	—		$17.07	8/27/2018	—		—	—		—
	13,000	—		$3.84	3/1/2019	17,342	(4)	$52,893	—		—
	32,400	—		$8.86	2/1/2020	—		—	63,366	(5)	$193,266
	30,584	—		$9.01	2/1/2021	—		—	23,810	(6)	$72,621

(1)	The indicated options vested on January 29, 2018.

(2)	Of the indicated options, half vested on January 28, 2018, and the remaining options are scheduled to vest on January 28, 2019.

(3)	Of the indicated options, one-third vested on January 26, 2018, and installments of one-third each are scheduled to vest on January 26, 2019 and 2020.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    52

EXECUTIVE COMPENSATION

(4)
The amounts shown reflect the actual number of restricted shares each named executive officer earned under his respective 2015 performance-based RSU award, which are scheduled to vest on April 30, 2018.

(5)
The amounts shown reflect the target number of restricted shares each named executive officer could earn under his respective 2016 phantom stock unit awards, which are scheduled to vest on April 30, 2019. We expect to settle these phantom stock unit awards in cash when they vest.

(6)
The amounts shown reflect the target number of restricted shares each named executive officer could earn under his respective 2017 performance-based RSU award, which are scheduled to vest on April 30, 2020.

(7)	The market value of the restricted shares is based on the closing price of our common stock on December 31, 2017 of $3.05 per share.
2017 Option Exercises and Stock Vested
The following table provides information about stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, during 2017, by the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Wm. Stacy Locke	—	—	143,630	$528,218
Lorne E. Phillips	—	—	48,264	$117,499
Carlos R. Peña	—	—	41,417	$152,317
Brian L. Tucker	—	—	16,876	$62,066
Joe P. Freeman	—	—	13,452	$41,029

(1)	Represents the amount realized based on the difference between the closing price of our common stock on the date of exercise and the exercise price.

(2)	Represents the amounts realized based on the closing price of our common stock on the vesting date for time-based and performance-based RSU awards.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    53

EXECUTIVE COMPENSATION

2017 Nonqualified Deferred Compensation
The following table provides information about the 2017 contributions, earnings and account balances of the named executive officers under the Company's Nonqualified Retirement Savings and Investment Plan:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Wm. Stacy Locke	—	—	—	—	—
Lorne E. Phillips	—	—	—	—	—
Carlos R. Peña	—	—	—	—	—
Brian L. Tucker	—	—	$23,505	—	$142,699
Joe P. Freeman	—	—	$23,252	$(37,668)	$231,634

(1)
Represents (i) the net amounts credited to or (debited) from the plan accounts of the participants as a result of the performance of the investment funds selected by the participants, as more fully described in the narrative disclosure below and (ii) the increase or decrease of the fair market value of the participant's deferred shares of common stock. These amounts do not represent above-market or preferential earnings, and as a result, are not reported in the 2017 Summary Compensation Table.

In 2013, the Company implemented the Pioneer Energy Services Corp. Nonqualified Retirement Savings and Investment Plan (the "NRSIP"), an unfunded nonqualified deferred compensation plan for its non-employee directors and a select group of management or highly compensated employees. Under the NRSIP, (i) eligible employees were able to irrevocably elect to defer up to 80% of their base salary, up to 100% of their bonuses, or up to 100% of their restricted stock units, and (ii) non-employee directors were able to irrevocably elect to defer up to 100% of their director fees or 100% of their restricted stock awards.
When a participant elects to defer compensation, the cash deferrals are credited to an account under the NRSIP and that account is credited (or debited) with earnings and losses based on the actual rate of return on the investment funds selected by the participants. Under the NRSIP, participants were able to select from the following six investment funds:

Name of Fund	% Rate of Return for 2017
ClearBridge Small Cap Growth Fund - Class C	24.12%
JP Morgan Mid Cap Value Fund - Class C	12.58%
JP Morgan US Equity Fund - Class C	20.55%
MFS Corporate Bond Fund - Class C	5.30%
MFS International Value Fund - Class C	25.94%
Ready Assets Government Liquidity Fund	0.21%

Participants are fully vested in their deferred contributions. A participant's account under the NRSIP will be distributed (i) upon his or her separation of service, including retirement or death or (ii) on another scheduled distribution date as provided by Section 409A of the Internal Revenue Code of 1986, as amended. Distributions will be paid in lump sum or in annual installments for two (2) to fifteen (15) years, in each case, as provided in the NRSIP. In addition, participants may make withdrawals from the NRSIP in the event of an unforeseeable financial emergency, as defined in the NRSIP, subject to approval of the committee administering the NRSIP. Any required federal, state or local tax withholding may be withheld from any payment made pursuant to the plan or from any other compensation payable to a participant.
However, due to a lack of participation, the Company discontinued the NRSIP in 2017, and no further deferrals are permitted to be made by eligible employees, effective January 1, 2017. The Company may reinstate the plan in the future and may make additional contributions to a participant's account under the NRSIP in such amounts and at such times as approved by the Board of Directors of the Company or the Compensation Committee, which contributions shall vest as determined by the Board or the Compensation Committee.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    54

POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL
The Compensation Committee views change in control and non-change in control severance protection for officers as a necessary part of compensation to remain competitive in the market. A substantial portion of oilfield service companies provide such benefits. While the Compensation Committee recognizes there are variations in types, amounts, eligibility requirements and other terms and conditions among companies, the Compensation Committee believes that the aggregate potential value remains competitive and does not significantly vary from similar programs at peer group companies.

In 2009, the Company adopted a new Long-Term Disability Plan. This plan is available to all U.S. salaried employees and other full-time active employees and does not discriminate in scope, terms or operation, in favor of the named executive officers. In the event an employee has been disabled for more than 180 days, the Long-Term Disability Plan generally provides for payment of 50% of an employee’s base salary up to a maximum monthly benefit of $5,000 until the earlier of the employee reaching standard retirement age as determined by the Social Security Administration or the employee’s death.
Key Executive Severance Plan
The following is a brief description of the material terms and conditions of our Key Executive Severance Plan (the “KESP”).
Participation in the KESP is limited to our key executives who are considered to be senior management employees by the Compensation Committee and who are designated by the Compensation Committee, in its sole discretion, as participants in the KESP. The Compensation Committee, upon twelve months’ written notice, may also terminate an employee’s participation in the KESP; however, an individual participating immediately prior to a change in control may not be removed from participation in the KESP prior to the date which is two years following the date of the “change in control” of Pioneer (as defined below). Participants in the KESP will be designated by the Compensation Committee as either “Level I,” “Level II” or “Level III” participants, or as other participants. With regard to our named executive officers, Mr. Locke is designated as a Level I participant, Messrs. Phillips, Peña, and Tucker are designated as Level II participants, and Mr. Freeman is designated as a Level III participant.
In the event of an “involuntary termination” prior to a change in control of Pioneer and subject to certain conditions, including the requirement that a KESP participant execute an acceptable waiver and release of claims, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 200% of the participant’s annual base salary and annual target bonus, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. A Level III participant will receive (1) a lump-sum cash payment equal to 100% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 50% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within six months, and (3) continued life insurance and medical benefits coverage for six months. An “involuntary termination” means the termination of the participant’s employment (1) for any reason other than cause, death or disability or (2) by the participant for good reason, as defined in the KESP.

“Cause” means (1) with respect to any Level I or Level II Participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates or (D) refusal to perform his or her duties, as specified in any written agreement between the participant and Pioneer or in any specific directive adopted by a majority of the members of the Board at a meeting of the Board that is consistent with the participant’s status as an executive officer of the Company; and (2) with respect to any Level III or other participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates, (D) failure to follow the instructions of the Board (in either case, as approved by a majority of the members of such Board at a meeting of such Board) or any supervising or executive officer of Pioneer or any of its affiliates or (E) unacceptable performance, gross negligence or willful misconduct with respect to his or her duties to Pioneer or any of its affiliates.
“Good reason” for the participant to terminate his or her employment means, prior to the effective date of a change in control, the occurrence (without the participant’s written consent) of any of the following: (1) a reduction in the participant’s base salary or total compensation except for an across-the-board reduction similarly affecting all senior executives of Pioneer and all senior executives of any person in control of Pioneer; (2) failure by Pioneer to pay any portion of the participant’s compensation within fourteen days of the date it is due or any other material breach of a contract with the participant by Pioneer which is not remedied by Pioneer within 5 business days after the participant’s written notice to Pioneer of such breach; or (3) Pioneer’s failure to maintain a participant’s employment without material diminution in the participant’s duties and responsibilities, and such failure is not cured by Pioneer within 5 business days after the participant’s written notice to Pioneer of such failure. After the effective date of a change in control, “good reason” shall also include any of (4)-(9) below unless, in the case of any of (5), (7), (8), or (9), such act or failure is corrected within five business days following the giving of written notice of good reason by the participant, and in the case of (6) below, such act is not objected to in writing by the participant within fourteen days after notification thereof: (4) after a change in control, the determination by the participant, in his or her sole and absolute discretion, that the business philosophy or policies of Pioneer or its successor or the implementation thereof is not compatible with those of the participant; (5) the assignment to the participant of duties inconsistent with his or her status as an executive officer of Pioneer or a meaningful alteration, adverse

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to the participant, in the nature or status of his or her responsibilities (other than reporting responsibilities) from those in effect immediately prior to a change in control, including, without limitation, a material reduction in the budget for which the participant is responsible; (6) failure by Pioneer to continue in effect any compensation plan in which the participant participates immediately prior to a change in control that is material to the participant’s compensation, unless an equitable arrangement has been made with the participant with respect to such plan; (7) failure by Pioneer to continue the participant’s participation in a plan described in (6) above or a substitute or alternative plan on a basis not materially less favorable to the participant than as existed at the time of a change in control; (8) failure by Pioneer to continue to provide the participant with benefits substantially similar to those enjoyed by the participant prior to a change in control; or (9) a requirement by Pioneer that the participant relocate his or her residence outside the metropolitan area in which the participant was based immediately prior to a change in control, or a move of the participant’s principal business location more than 45 miles from the participant’s previous principal business location. The participant’s continued employment shall not of itself constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting good reason under the KESP.
Upon a change in control of Pioneer, all participants will be entitled to full vesting of all options, restricted stock and other equity awards. Upon an involuntary termination within two years following the effective date of a change in control, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 300% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for 18 months. A Level III participant will receive (1) a lump-sum cash payment equal to 200% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 150% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Furthermore, a terminated participant who is unable to sell securities on the open market may require the surviving entity to acquire any vested equity awards or any shares acquired pursuant to equity awards at a price equal to the then fair market value for such shares; such right must be exercised prior to twelve months after the participant’s involuntary termination within two years after the change in control.
A “change in control” shall conclusively be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(1)
any person, (other than (A) Pioneer; (B) any affiliate of Pioneer; (C) any employee benefit plan of Pioneer or of any affiliate and any person organized, appointed or established by Pioneer for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Pioneer or any affiliate of Pioneer; or (D) any corporation or other entity owned, directly or indirectly, by the shareholders of Pioneer in substantially the same proportions as their ownership of capital stock of Pioneer) is or becomes the beneficial owner of voting stock of Pioneer (not including in the securities beneficially owned by such person any securities acquired directly from Pioneer after the date the KESP first became effective) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; provided, however, that a change of control will not be deemed to occur under this paragraph (1) if a person becomes the beneficial owner of voting stock of Pioneer representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding solely as a result of a reduction in the number of shares of voting stock of Pioneer outstanding which results from Pioneer’s repurchase of voting stock of Pioneer, unless and until such time as that person or any affiliate or associate of that person purchases or otherwise becomes the beneficial owner of additional shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding, or any other person (or persons) who is (or collectively are) the beneficial owner of shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding becomes an affiliate or associate of that person, unless, in either such case, that person, together with all its affiliates and associates, is not then the beneficial owner of voting stock of Pioneer representing 40% or more of the voting stock of Pioneer then outstanding;

(2)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on the date the KESP first became effective, constitute the Board; and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of Pioneer) whose appointment or election by the Board of Pioneer or nomination for election by Pioneer’s shareholders was approved or recommended by a majority vote of the directors then still in office who either were directors on the date the KESP first became effective or whose appointment, election or nomination for election was previously so approved or recommended;

(3)
there is consummated a merger or consolidation of Pioneer or any parent or direct or indirect subsidiary of Pioneer with or into any other corporation, other than: (A) a merger or consolidation which results in the voting stock of Pioneer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the Board or similar governing body of Pioneer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of Pioneer (or similar transaction) in which no person (other than those persons listed in clauses (A) through (D) of paragraph (1) above) is or becomes the beneficial owner of voting stock of Pioneer (not including, for purposes of this determination, any voting stock of Pioneer acquired directly from Pioneer or its subsidiaries after the date the KESP first became effective other than in connection with the acquisition by Pioneer or one of its subsidiaries of a business) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; or

(4)
the shareholders of Pioneer approve a plan of complete liquidation or dissolution of Pioneer, or there is consummated an agreement for the sale or disposition of all or substantially all of Pioneer’s assets unless (A) the sale is to an entity, of which at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the Board or similar governing body of such entity are owned by shareholders of Pioneer in substantially the same proportions as their ownership of the voting stock of Pioneer immediately prior to such sale; (B) no person other than Pioneer and any employee benefit plan or related trust of Pioneer or of such corporation then beneficially owns 40% or more of the voting securities of such new entity; and (C) at least a majority of the directors of such corporation were members of the incumbent Board at the time of the execution of the initial agreement or action providing for such disposition.

In addition, in the event any participant is subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, as a result of payments under the KESP or otherwise, the participant will be entitled to a gross-up payment such that after payment of all taxes on

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the gross-up payment, the participant retains sufficient funds to pay the Section 4999 excise tax on his or her KESP and other payments (or such excise tax is paid on his or her behalf). Pioneer will be responsible for any attorneys’ fees incurred by a participant who is successful in pursuing litigation for benefits under the KESP. For any participant who is a “specified employee” within the meaning of Section 409A of the Code, payments under the KESP will generally be delayed six months following termination of employment.
At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who enters the Key Executive Severance Plan after March 30, 2011 will not be entitled to any excise tax gross-up payments.
The KESP may not be amended in a manner adverse to the rights of a participant without his or her consent.

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POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL

Potential Payments upon Termination or Change in Control
The tables below reflect the amount of compensation that would be payable to each of the named executive officers in various scenarios involving termination of the named executive officer’s employment, including following a change in control, as outlined in the KESP and the terms of the respective award agreements. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination (non-change in control), voluntary termination for good cause or involuntary termination following a change in control, involuntary for cause termination, and termination in the event of death or disability of each named executive officer is shown below, computed in accordance with the KESP and award terms. The amounts shown assume that the termination was effective on December 31, 2017 and thus include amounts earned through that time and are estimates of the amounts which would be paid out to the officers upon their termination. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us and could be different if a severance arrangement is entered into with the employee, which is at the Compensation Committee's discretion. In addition to the amounts presented below, the officer would also have available (i) the value of exercisable options reflected in the 2017 Outstanding Equity Awards at Fiscal Year End table and (ii) the value of their account balance under the NRSIP as reflected in the 2017 Nonqualified Deferred Compensation Table.
As of December 31, 2017, Messrs. Locke and Freeman were eligible for payments under certain of our plans in the case of retirement (the tables presenting potential payments to Messrs. Locke and Freeman set forth the amount of compensation that would be payable upon retirement).

Wm. Stacy Locke’s Benefits and Payments Upon Termination as of 12/31/2017	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability(1)
Compensation:
Severance Payments	—	—	$1,490,000	$2,235,000	—	—	—
Annual Cash Incentive Payment(2)	—	$949,221	$1,490,000	$4,470,000	—	$949,221	$949,221
Intrinsic Value of Unvested and Accelerated(3):
Stock Options	—	—	$213,580	$427,160	—	$427,160	$427,160
Performance-Based Restricted Stock Units(4)	—	—	$469,618	$1,116,383	—	$1,116,383	$1,116,383
Performance-Based Phantom Stock Units(5)	—	—	—	$2,115,264	—	$1,057,632	$1,057,632
Accelerated Long-Term Cash Incentive Payment(6)	—	—	—	$1,652,400	—	$1,652,400	$1,652,400
Benefits and Perquisites:
Excise Tax Gross-Up(7)	—	—	—	$4,348,871	—	—	—
Health Care and Life Insurance Coverage	—	—	$14,216	$21,324	—	—	—
Life Insurance Proceeds(8)	—	—	—	—	—	$300,000	—
Petroleum Club Dues	—	—	—	$4,318	—	—	—
TOTAL	$—	$949,221	$3,677,414	$16,390,720	$—	$5,502,796	$5,202,796

(1)
Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.

(2)
In the event of retirement, death or disability before the annual cash incentive award is paid, the Compensation Committee has the discretion under the 2007 Incentive Plan to authorize payment (in full or on a prorated basis) of the amount the officer would have received, to the extent that the performance goals were achieved. We have assumed that the Compensation Committee would have authorized the payment of the cash incentive award in full, at the actual performance levels achieved, for purposes of the table above.

(3)	The intrinsic value of unvested and accelerated equity awards is calculated based on the stock price at December 31, 2017, which was $3.05.

(4)
The intrinsic value of unvested and accelerated performance-based restricted stock units is calculated based on the target performance level for the 2017 awards. For the performance-based restricted stock unit awards granted in 2015, the intrinsic value is calculated based on the actual performance level achieved.

(5)
The intrinsic value of unvested and accelerated phantom stock unit awards represents the amount which will vest upon the death or disability of the named executive officer or change in control of Pioneer under the performance-based phantom stock unit awards granted in 2016. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full at the maximum achievement level. In the event of death or disability of the named executive officer, the award will vest in full at the target achievement level. In any case, the value of the award is calculated based on the average stock price for the 14 trading days prior to December 31, 2017, which was $2.49.

(6)
The Accelerated Long-Term Cash Incentive Payment represents the amount which will be payable upon the death or disability of the named executive officer or change in control of Pioneer under the long-term cash incentive awards granted in 2017, 2016, and 2015. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full and be payable immediately. In the event of death or disability of the named executive officer at December 31, 2017, one-third of the award amount will vest and be payable on each of the remaining applicable vesting dates.

(7)
At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

(8)	The life insurance plan pays the beneficiary an amount equal to the applicable officer’s annual salary up to a maximum of $300,000.

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Lorne E. Phillips’ Benefits and Payments Upon Termination as of 12/31/2017	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability(1)
Compensation:
Severance Payments	—	$790,000	$1,185,000	—	—	—
Annual Cash Incentive Payment(2)	—	$592,500	$1,777,500	—	$377,439	$377,439
Intrinsic Value of Unvested and Accelerated(3):
Stock Options	—	$74,678	$149,356	—	$149,356	$149,356
Performance-Based Restricted Stock Units(4)	—	$172,679	$350,823	—	$350,823	$350,823
Performance-Based Phantom Stock Units(5)	—	—	$739,604	—	$369,802	$369,802
Accelerated Long-Term Cash Incentive Payment(6)	—	—	$518,380	—	$518,380	$518,380
Benefits and Perquisites:
Excise Tax Gross-Up(7)	—	—	$1,788,479	—	—	—
Health Care and Life Insurance Coverage	—	$14,216	$21,324	—	—	—
Life Insurance Proceeds(8)	—	—	—	—	$300,000	—
TOTAL	$—	$1,644,073	$6,530,466	$—	$2,065,800	$1,765,800

Carlos R. Peña’s Benefits and Payments Upon Termination as of 12/31/2017	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability(1)
Compensation:
Severance Payments	—	$750,000	$1,125,000	—	—	—
Annual Cash Incentive Payment(2)	—	$562,500	$1,687,500	—	$358,268	$358,268
Intrinsic Value of Unvested and Accelerated(3):
Stock Options	—	$63,552	$127,104	—	$127,104	$127,104
Performance-Based Restricted Stock Units(4)	—	$142,539	$312,741	—	$312,741	$312,741
Performance-Based Phantom Stock Units(5)	—	—	$629,402	—	$314,701	$314,701
Accelerated Long-Term Cash Incentive Payment(6)	—	—	$463,613	—	$463,613	$463,613
Benefits and Perquisites:
Excise Tax Gross-Up(7)	—	—	$1,663,018	—	—	—
Health Care and Life Insurance Coverage	—	$14,216	$21,324	—	—	—
Life Insurance Proceeds(8)	—	—	—	—	$300,000	—
TOTAL	$—	$1,532,807	$6,029,702	$—	$1,876,427	$1,576,427

(1)
Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.

(2)
In the event of retirement, death or disability before the annual cash incentive award is paid, the Compensation Committee has the discretion under the 2007 Incentive Plan to authorize payment (in full or on a prorated basis) of the amount the officer would have received, to the extent that the performance goals were achieved. We have assumed that the Compensation Committee would have authorized the payment of the cash incentive award in full, at the actual performance levels achieved, for purposes of the table above.

(3)	The intrinsic value of unvested and accelerated equity awards is calculated based on the stock price at December 31, 2017, which was $3.05.

(4)
The intrinsic value of unvested and accelerated performance-based restricted stock units is calculated based on the target performance level for the 2017 awards. For the performance-based restricted stock unit awards granted in 2015, the intrinsic value is calculated based on the actual performance level achieved.

(5)
The intrinsic value of unvested and accelerated phantom stock unit awards represents the amount which will vest upon the death or disability of the named executive officer or change in control of Pioneer under the performance-based phantom stock unit awards granted in 2016. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full at the maximum achievement level. In the event of death or disability of the named executive officer, the award will vest in full at the target achievement level. In any case, the value of the award is calculated based on the average stock price for the 14 trading days prior to December 31, 2017, which was $2.49.

(6)
The Accelerated Long-Term Cash Incentive Payment represents the amount which will be payable upon the death or disability of the named executive officer or change in control of Pioneer under the long-term cash incentive awards granted in 2017, 2016, and 2015. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full and be payable immediately. In the event of death or disability of the named executive officer at December 31, 2017, one-third of the award amount will vest and be payable on each of the remaining applicable vesting dates.

(7)
At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

(8)	The life insurance plan pays the beneficiary an amount equal to the applicable officer’s annual salary up to a maximum of $300,000.

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Brian Tucker’s Benefits and Payments Upon Termination as of 12/31/2017	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability(1)
Compensation:
Severance Payments	—	$750,000	$1,125,000	—	—	—
Annual Cash Incentive Payment(2)	—	$562,500	$1,687,500	—	$358,242	$358,242
Intrinsic Value of Unvested and Accelerated(3):
Stock Options	—	$62,631	$125,261	—	$125,261	$125,261
Performance-Based Restricted Stock Units(4)	—	$115,043	$285,245	—	$285,245	$285,245
Performance-Based Phantom Stock Units(5)	—	—	$620,278	—	$310,139	$310,139
Accelerated Long-Term Cash Incentive Payment(6)	—	—	$447,949	—	$447,949	$447,949
Benefits and Perquisites:
Excise Tax Gross-Up(7)	—	—	—	—	—	—
Health Care and Life Insurance Coverage	—	$15,403	$23,105	—	—	—
Life Insurance Proceeds(8)	—	—	—	—	$300,000	—
TOTAL	$—	$1,505,577	$4,314,338	$—	$1,826,836	$1,526,836

Joe Freeman’s Benefits and Payments Upon Termination as of 12/31/2017	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability(1)
Compensation:
Severance Payments	—	—	$330,000	$660,000	—	—	—
Annual Cash Incentive Payment(2)	—	$150,317	—	$769,920	—	$150,317	$150,317
Intrinsic Value of Unvested and Accelerated(3):
Performance-Based Restricted Stock Units(4)	—	—	$52,893	$125,514	—	$125,514	$125,514
Performance-Based Phantom Stock Units(5)	—	—	—	$315,562	—	$157,781	$157,781
Accelerated Long-Term Cash Incentive Payment(6)	—	—	—	$326,080	—	$326,080	$326,080
Benefits and Perquisites:
Excise Tax Gross-Up(7)	—	—	—	—	—	—	—
Health Care and Life Insurance Coverage	—	—	$8,903	$8,903	—	—	—
Life Insurance Proceeds(8)	—	—	—	—	—	$300,000	—
Auto Allowance	—	—	—	$28,800	—	—	—
TOTAL	$—	$150,317	$391,796	$2,234,779	$—	$1,059,692	$759,692

(1)
Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.

(2)
In the event of retirement, death or disability before the annual cash incentive award is paid, the Compensation Committee has the discretion under the 2007 Incentive Plan to authorize payment (in full or on a prorated basis) of the amount the officer would have received, to the extent that the performance goals were achieved. We have assumed that the Compensation Committee would have authorized the payment of the cash incentive award in full, at the actual performance levels achieved, for purposes of the table above.

(3)	The intrinsic value of unvested and accelerated equity awards is calculated based on the stock price at December 31, 2017, which was $3.05.

(4)
The intrinsic value of unvested and accelerated performance-based restricted stock units is calculated based on the target performance level for the 2017 awards. For the performance-based restricted stock unit awards granted in 2015, the intrinsic value is calculated based on the actual performance level achieved.

(5)
The intrinsic value of unvested and accelerated phantom stock unit awards represents the amount which will vest upon the death or disability of the named executive officer or change in control of Pioneer under the performance-based phantom stock unit awards granted in 2016. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full at the maximum achievement level. In the event of death or disability of the named executive officer, the award will vest in full at the target achievement level. In any case, the value of the award is calculated based on the average stock price for the 14 trading days prior to December 31, 2017, which was $2.49.

(6)
The Accelerated Long-Term Cash Incentive Payment represents the amount which will be payable upon the death or disability of the named executive officer or change in control of Pioneer under the long-term cash incentive awards granted in 2017, 2016, and 2015. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full and be payable immediately. In the event of death or disability of the named executive officer at December 31, 2017, one-third of the award amount will vest and be payable on each of the remaining applicable vesting dates.

(7)
At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

(8)	The life insurance plan pays the beneficiary an amount equal to the applicable officer’s annual salary up to a maximum of $300,000.

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POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL

The terms for the payments for involuntary not-for-cause termination (non-change in control) and for involuntary or good reason termination (following a change in control) are summarized under the heading “Key Executive Severance Plan” of this section. In the event of a change in control termination, if the termination qualified as (i) a change in ownership or effective control or (ii) a change in ownership of a substantial portion of our assets, in either case as defined in Section 280G of the Internal Revenue Code, then severance payments and benefits paid to our named executive officers may be subject to an excise tax under Section 4999 of the Internal Revenue Code. At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. For certain arrangements entered into with executive officers prior to the adoption of this policy, in the event a named executive officer is subject to such excise tax, the named executive officer will be entitled to a gross-up payment, such that after payment of all taxes on the gross-up payment, the named executive officer retains sufficient funds to pay the excise taxes that result from the severance payments and benefits received.

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2017 CEO PAY RATIO
Our Chief Executive Officer (CEO) to median employee pay ratio is calculated in accordance with the SEC’s pay ratio rules in Item 402(u) of Regulation S-K, which requires the disclosure of (i) the median of the annual total compensation of all employees of the company (except the CEO), (ii) the annual total compensation of the CEO, and (iii) the ratio of these two amounts.
We first identified the median employee as of December 1, 2017, based on the 2017 total cash compensation of our 2,082 employees (excluding independent contractors), not including our CEO. Total cash compensation for 2017 was annualized for all regular full and part time employees (not seasonal or temporary), including those who were not employed by us for all of 2017. We believe the use of total cash compensation is an appropriate compensation measure because we do not widely distribute annual equity awards to employees. Foreign salaries were converted to U.S. dollars at the average exchange rate over the 12-month period and no cost of living adjustments were utilized in the calculation.
After identifying the median employee, we determined the annual total compensation for the median employee using the same methodology we use to determine total compensation for our CEO as presented in the 2017 Summary Compensation Table. The 2017 annual total compensation for our CEO was $4,437,648 and our median employee's annual total compensation was $80,691. The resulting ratio of our CEO’s pay to the pay of our median employee for 2017 is 55 to 1.
The pay ratio disclosed above is a reasonable estimate calculated in accordance with the SEC's pay ratio rules, based on the methodologies described above. The SEC's rules for identifying the median compensated employee and calculating the pay ratio allow companies to use a variety of methodologies and apply various assumptions. The application of various methodologies may result in significant differences in the results reported by other SEC reporting companies. As a result, the pay ratio reported by other SEC reporting companies may differ substantially from, and may not be comparable to, the pay ratio we disclose above.

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REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Pioneer Energy Services Corp. (the "Company") is presently comprised of the four directors named below. Each member of the Audit Committee is an independent director, as defined by applicable Securities and Exchange Commission rules and the NYSE listing standards. The Audit Committee met 5 times during the fiscal year ended December 31, 2017.
In performing our oversight function, over the course of the year, among other things, we have:

•	reviewed and discussed with management and KPMG LLP ("KPMG") the quarterly and annual earnings press releases and Form 10-Q's and Form 10-K filed with the SEC;

•	reviewed and discussed with management and KPMG the Company's audited financial statements as of and for the fiscal year ended December 31, 2017;

•
reviewed and discussed with management, the Company's internal auditor and KPMG management's assessment of the effectiveness of the Company's internal controls over financial reporting and KPMG's evaluation of the Company's internal controls over financial reporting;

•
met in periodic executive sessions with management, including the CFO and internal auditor, and KPMG to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of the Company's financial reporting;

•
discussed with KPMG the matters required to be discussed by the independent auditor with the Audit Committee under the Public Company Accounting Oversight Board (PCAOB) applicable auditing standards, including Auditing Standard No. 1301, Communications with Audit Committees;

•
reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and we have discussed with KPMG its independence; and

•	reviewed the terms for the engagement of KPMG, including the scope of audit, audit fees, auditor independence matters and to the extent to which KPMG may be retained to perform non-audit services.
Based on the reviews and discussions referred to above, we recommended to the Board of Pioneer Energy Services Corp. that the audited financial statements referred to above be included in the Company’s Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.
The Audit Committee
Dean A. Burkhardt
John Michael Rauh, Chairman
C. John Thompson
Scott D. Urban
The information above in the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

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PROPOSAL 2 Advisory Vote on Executive Compensation

Proposal 2	Advisory Vote on Executive Compensation
This advisory vote on executive compensation gives shareholders the opportunity to approve our named executive officers’ compensation, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. In response to the majority of the votes cast for an advisory vote on executive compensation every year at our 2017 Annual Meeting of Stockholders, we determined that the advisory vote on executive compensation would be conducted every year, until we hold the next advisory vote on the frequency of advisory votes on executive compensation at our 2023 Annual Meeting of Shareholders.
Our 2017 Executive Compensation Program is described in detail on pages 29-46.
Business Highlights
Early in 2017, our Board approved a business plan that reflected aggressive goals for earnings per share (“EPS”), adjusted earnings before interest, taxes, depreciation, amortization and impairments (“Adjusted EBITDA”), adjusted EBITDA return on capital employed (ROCE) and safety. These goals served as targets for our annual cash incentive plan. We exceeded our goals for Adjusted EBITDA, EBITDA ROCE and safety.
The Compensation Committee believes that management performed well, both during 2017 and during the previous two years during which the management team successfully led the Company through a severe industry downturn in which several peer companies were forced to restructure, and that the Company delivered strong results for the 2017 Team Goals. Some key highlights of our 2017 performance include the following:

Capitalized on market recovery and drove improved profitability across all business lines:
•	Consolidated gross margin increased by 58%, Adjusted EBITDA increased by 250%, and net loss reduced by 41%, as compared to 2016.
•	Achieved 100% utilization of our domestic AC rig fleet and industry-leading margins per day.
•	Grew utilization of our Colombia fleet from zero to six rigs working with four new clients and a seventh rig preparing to mobilize for work in 2018.
•	Revenues from production services grew 75%, as compared to 2016, with improvements in all business lines.
Continued to excel in safety:
•	Our 2017 lost time incident rate is the lowest in company history, for the fourth consecutive year.
•	Achieved a Total Recordable Incident Rate in 2017 of less than 1.0, better than industry average by approximately 30%.
Improved liquidity and financial flexibility:
•
Entered into a new $175 million term loan and $75 million asset-based lending facility in November 2017, with approximately $60 million of net proceeds remaining available after the repayment and retirement of our previous revolving credit facility.

•	Current financing provides improved liquidity, less restrictive covenants and extended debt maturities.
Strategically upgraded and expanded fleets:
•	Completed trade in of 20 older well servicing rigs for 20 new-model rigs and purchased four new completion-oriented wireline units.
•	Expanded our coiled tubing and well servicing operations into the Rocky Mountain region, and expanded our wireline operations to West Texas.
•	Ordered three additional new wireline units and one new larger diameter coiled tubing unit for delivery in 2018.
Results of 2017 Say on Pay
At our 2017 Annual Meeting of Shareholders, the advisory vote on our executive compensation ("say on pay") received the support of 99% of the votes cast. The Board is extremely pleased with this result, and has continued its efforts to continually improve our executive compensation program, listen to shareholders, and focus on performance-based compensation.
Sixty-three percent of our Chief Executive Officer's target direct compensation is performance-linked, including:

▪	Annual Cash Incentive Awards. The annual cash incentive award is based on operational, financial and team performance.

▪	Stock Options. The value of these awards is tied directly to the Company’s stock price and thus is closely correlated with our shareholders’ interests.

▪
Performance-Based Restricted Stock Unit Awards. The performance-based restricted stock unit awards are earned based on our relative performance versus a pre-defined group of 11 peer companies over the three-year performance period in each of the following three metrics: total shareholder return, EBITDA growth and EBITDA ROCE.

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PROPOSAL 2 Advisory Vote on Executive Compensation

2017 Compensation Highlights
In recognition of the executive management team's performance and leadership through the severe industry downturn and in response to the improving industry conditions and most recent competitive pay information derived from Pearl Meyer, the Compensation Committee took the following key actions in 2017:

•
Increased Base Salaries of the Named Executive Officers. The Compensation Committee increased the base salaries of the named executive officers in order to better align their compensation with the competitive pay information derived from Pearl Meyer which indicated that compensation among our peers within the industry has been increasing with the improving business conditions, and in recognition of the leadership and performance of the named executive officers during the previous two difficult years during which their compensation was reduced in response to the downturn in 2015 and 2016. Therefore, the Compensation Committee increased the salaries of Messrs. Locke, Phillips and Peña by 4%, 5%, and 9%, respectively, after having held base salaries flat for four consecutive years, and increased the base salaries of Mr. Tucker and Mr. Freeman by 10% and 3%, respectively, after having held their respective salaries flat since their promotions in 2015.

•
Increased Target Level Annual Cash Incentive Awards for Certain Named Executive Officers. The Compensation Committee increased the annual cash incentive award opportunities for Messrs. Phillips, Peña, and Tucker in 2017 in order to better align their annual cash incentive award targets with the competitive pay information derived by Pearl Meyer as well as to maintain the competitiveness of their target total cash compensation. Messrs. Phillips', Peña's, and Tucker's target award opportunity increased from 70% to 75% (with the maximum award opportunity increasing from 140% to 150%) as applied to their respective base salary paid during 2017. Messrs. Locke's and Freeman's annual cash incentive award opportunities were held flat in 2017 as compared to 2016.

•
Increased the Target Value of the Long-Term Incentive Compensation of the Named Executive Officers. Based on the 2017competitive pay analysis performed by Pearl Meyer, and in recognition of the executive management team's performance and leadership through the severe downturn during 2015 and 2016 during which years their compensation was reduced, the Compensation Committee increased the target value of the 2017 long-term incentive compensation of Messrs. Locke, Phillips, Peña, Tucker and Freeman by approximately 33%, 40%, 57%, 59% and 3%, respectively.

The increases to both annual and long-term incentive compensation levels preserves the overall proportion of total compensation that is performance-linked, as a majority of this compensation is performance-based.

•
Increased the Portion of Long-Term Incentive (LTI) Compensation Allocated to Performance-Based Awards and Reduced the Portion Allocated to Cash Incentive Awards. In order to further align the named executive officers' financial interests with the Company's shareholders, the Compensation Committee increased the portion of the named executive officers' target long-term incentive compensation allocated to performance-based awards to 50% in 2017, up from 40% in 2016, and reduced the portion of their long-term incentive compensation allocated to long-term cash incentive awards to 30% in 2017, down from 40% in 2016. Consequently, the named executive officers were granted target LTI compensation in 2017 that was allocated approximately 70% to performance-linked equity awards (stock options and performance-based RSUs), up from 60% allocated to performance-linked awards in 2016.

•
Finalized 2017 Performance-Based Program Payouts. Based on Company performance measures and the achievement of the 2017 Team Goals, each of the named executive officers earned a 2017 annual cash incentive award above their target level, with the exception of Mr. Freeman. Under the 2014 RSU award, which had a performance period of of January 1, 2014 to December 31, 2016, Messrs. Locke, Phillips, Peña, Tucker and Freeman each received approximately 121% of their target award shares, which vested in April 2017.

•
Reinstated Certain Temporarily Suspended Benefits and Maintained Suspended Perquisites for an Indefinite Period. The Compensation Committee reinstated 401(k) employer matching contributions for all employees beginning January 1, 2017, which had previously been temporarily suspended in early 2016 in order to reduce costs during the industry downturn. Additionally, in 2017, the Compensation Committee considered the total compensation of the named executive officers, the location of our corporate office, and the type of travel required of our named executive officers and decided not to reinstate auto allowances, which had been previously suspended in 2016, except for Mr. Freeman who primarily works in field office locations.

•
Held Non-Employee Director Compensation Flat in 2017. The Compensation Committee granted each non-employee director a restricted stock award with a grant date fair market value of approximately $115,000. The Compensation Committee has not increased the level of equity or cash compensation for non-employee directors since 2013, except for the increase of the annual retainer for the Chairman of the Board in 2015.

You have the opportunity to vote “for” or “against” or “abstain” from voting on the following non-binding resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in our Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, and the narrative discussion of this proxy statement.”
While your vote on this proposal is advisory and will not be binding on us, the Board or the Compensation Committee, we value the opinion of our shareholders and will take the results of this advisory vote into account when making future decisions regarding our executive compensation program.

The Board recommends a vote FOR the approval, on an advisory basis, of the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of regulation S-K.

PIONEER ENERGY SERVICES CORP. – 2018 Proxy Statement    65

Proposal 3	Ratification of the Appointment of Our Independent Registered Public Accounting Firm
The Audit Committee of our Board has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. KPMG LLP has served as our independent public accountants since 1979. Although shareholder ratification is not required, the Board has directed that such appointment be submitted to the shareholders for ratification at the annual meeting. If our shareholders do not ratify the appointment of KPMG LLP at the annual meeting, the Audit Committee will consider such event in its selection of our Company’s independent registered public accounting firm for the 2019 fiscal year. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2018 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG LLP are expected to be present at the meeting, are expected to be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
Principal Accounting Fees and Services

The aggregate fees billed by KPMG LLP in the fiscal years ended December 31, 2017 and 2016 for services are as follows (amounts in thousands):

Type of Fees	Fiscal Year Ended December 31, 2017	Fiscal Year Ended December 31, 2016
Audit Fees	$1,423	$1,292

Audit Fees include aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements, audit of our internal control over financial reporting and review of financial statements included in our Forms 10-Q and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC) in the fiscal years ended December 31, 2017 and 2016. There were no tax or other non-audit services provided by KPMG LLP.
Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee has established a policy for the pre-approval of audit and non-audit services performed for us by the independent auditors, which also specifies the types of services that the independent auditors may and may not provide to us. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include audit services and audit-related services, such as due diligence services pertaining to potential business acquisitions and dispositions, and may also include other services. The Audit Committee approved all of the fees and services described above. At the present time, we use a third party other than KPMG LLP to prepare our tax returns and assist with tax-compliance issues. The term of any pre-approval is twelve months and is generally subject to certain specific budgeted amounts or ratios, as determined by the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services which were addressed in the pre-approval, but which exceed pre-approved cost levels or budgeted amounts, will also require specific pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities concerning pre-approval of services to management. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for services performed to date.
During the fiscal year ended December 31, 2017, no pre-approval requirements were waived pursuant to the limited waiver provisions in applicable rules of the SEC.

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

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OTHER INFORMATION
Expenses Related to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. We retained Okapi Partners to assist in the solicitation of proxies. Okapi Partners will receive an aggregate fee of $9,000, plus out-of-pocket expenses. We also agreed to indemnify Okapi Partners against certain liabilities arising out of or in connection with this engagement. In addition to solicitation by mail, employees of Okapi Partners, and our officers, directors and regular employees may solicit proxies in person or by telephone or other electronic communication without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock and obtaining the proxies of those owners.
Date for Submission of Shareholder Proposals

Under the currently effective rules the SEC has established, any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2019 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, so that we receive such notice by no later than December 18, 2018, unless the date of our 2019 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2018 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2019 Annual Meeting of Shareholders. If you submit a shareholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
In addition, our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting. In general, the procedure provides that shareholders must submit proposals to us in writing containing certain information specified in our bylaws not more than 180 days and not less than 90 days prior to the first anniversary of our preceding year’s annual meeting. Accordingly, in order to be brought before our 2019 Annual Meeting of Shareholders, any such proposal must be submitted so that we receive the proposal no earlier than the close of business on November 17, 2018 and no later than the close of business on February 15, 2019. Shareholders should submit any such proposals to our Corporate Secretary at Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. These requirements are in addition to the SEC’s requirements that a shareholder must comply with to have a shareholder proposal included in our proxy statement.
Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (855) 884-0575. We will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2017 annual report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.
Annual Report and Additional Materials

Our annual report for the fiscal year ended December 31, 2017 is being distributed with this proxy statement. Copies of our annual report on Form 10-K for such period (including the financial statements and the financial statement schedules, if any, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 for our most recent fiscal year, but excluding exhibits) may be obtained without charge upon written or oral request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (855) 884-0575.

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Other Matters

Our Board does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be properly presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote all proxies according to their discretion.

By Order of the Board

Bryce T. Seki
Vice President, General Counsel, Secretary and Compliance Officer

San Antonio, Texas
April 17, 2018

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We focus on our culture because we believe that great results can be achieved by building strong relationships and a positive team spirit. We are creating an environment in which all people are treated with dignity and respect, one that is personally fulfilling for all our employees, where we watch out for each other's safety, and where everyone values doing things safely because it is the right thing to do.

PIONEER

Vision

Pioneer Energy Services
A Company whose culture of dignity and respect for all people enables us to visualize and commit to living and working in an environment that is fulfilling and free of incident or injury.

Values

Integrity
We employ the highest ethical standards, demonstrating honesty and integrity in every aspect of our business.

Service Excellence
We hold ourselves accountable to provide the best service possible.

Safety
We keep our people and the public safe.

Environmental Stewardship
We protect and preserve the environment we work in.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

PIONEER ENERGY SERVICES CORP.
Annual Meeting of Shareholders
May 17, 2018 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Wm. Stacy Locke and Lorne E. Phillips, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PIONEER ENERGY SERVICES CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, CDT on May 17, 2018, at the Petroleum Club of San Antonio, 7th Floor of the Energy Plaza Building, 8620 N. New Braunfels Street, San Antonio, TX 78217, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report to Shareholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Class II Directors	☐	☐	☐	______

Nominees

01 Wm. Stacy Locke 02 C. John Thompson

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 Approval, on an advisory basis, of the compensation paid to our named executive officers	☐	☐	☐
3 Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, corporate officer or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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